1170 Peachtree Street NE, Suite 600
Atlanta, Georgia 30309

March 30, 2018

Dear Stockholder:
We cordially invite you to attend the 2018 Annual Meeting of Stockholders of Columbia Property Trust, Inc., to be held on Monday, May 14, 2018, at 1:30 p.m. Eastern Time, at the Conrad New York, 102 North End Avenue, New York, New York 10281. The items of business are listed in the following Notice of Annual Meeting of Stockholders and are more fully addressed in the proxy statement.
Please review the proxy statement thoroughly and submit your vote as soon as possible in advance of the annual meeting on May 14, 2018. Your vote is very important. Please respond immediately to help us avoid potential delays and additional expenses to solicit votes.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to certain of our stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting.
On behalf of your Board of Directors, thank you for your support of Columbia Property Trust, Inc.

Sincerely,

Debbie Newmark
Corporate Secretary
Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card (if you received a proxy card);

(2)	by telephone through the number noted in the proxy card (if you received a proxy card); or

(3)	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith.
Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2018
Columbia Property Trust, Inc.
1170 Peachtree Street NE, Suite 600
Atlanta, Georgia 30309

Time:	1:30 p.m. Eastern Time

Date:	May 14, 2018

Place:	The Conrad New York, 102 North End Avenue, New York, New York 10281

Record Date:	Stockholders of record at the close of business on March 6, 2018, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1)	Elect ten directors nominated by the Board of Directors for one year terms;

	(2)	Approve, on an advisory basis, executive officer compensation, sometimes referred to as a "say on pay";

	(3)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and

	(4)	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card (if you received a proxy card);

(2)	by telephone through the number noted in the proxy card (if you received a proxy card); or

(3)	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith.
Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 14, 2018: The proxy statement and 2017 Annual Report are available at:
http://www.columbia.reit/proxy

2018 PROXY STATEMENT AT A GLANCE
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Logistics

●	May 14, 2018, at 1:30 p.m. Eastern Time

●	The Conrad New York, 102 North End Avenue, New York, New York 10281

●	The record date is March 6, 2018
Meeting Agenda and Voting Matters

Proposal		Board Vote Recommendation	Page
1.	Elect ten directors nominated by the Board of Directors for one-year terms	FOR ALL	6
2.	Approve, on an advisory basis, executive officer compensation	FOR	39
3.	Ratify the appointment of our independent registered public accounting firm	FOR	43

Election of Directors (Proposal 1)
The Board of Directors, or the Board, of Columbia Property Trust, Inc. ("we," "us," "our," or the "Company") is asking you to elect the ten nominees for director named below for terms that expire at the 2019 annual meeting of stockholders. The directors will be elected by a plurality vote; however, our Corporate Governance Guidelines require that each director will offer to resign if the director receives a greater number of votes "withheld" than votes "for" such election in an uncontested election of directors.
The following table provides summary information about the ten director nominees. For further information about the nominees, see "Director Nominees."

Name	Age	Occupation	Year First Became a Director	Independent		Board Committees
Carmen M. Bowser	63	Managing Member, Eastpointe Consultants, LLC	2016	Yes	●	Audit
					●	Nominating / Governance
Richard W. Carpenter	81	Director of Carpenter Properties, L.P.	2003	Yes	●	Executive
					●	Compensation
					●	Investment (C)
John L. Dixon*	75	Former President and Director, Pacific Select Group, LLC	2008	Yes	●	Executive (C)
					●	Nominating / Governance
David B. Henry	69	Former Chief Executive Officer and Vice-Chairman, Kimco Realty Corporation	2016	Yes	●	Compensation
					●	Nominating / Governance (C)
Murray J. McCabe	50	Managing Partner, Blum Capital Partners, L.P.	2013	Yes	●	Compensation (C)
					●	Investment
E. Nelson Mills	57	President and Chief Executive Officer, Columbia Property Trust, Inc.	2007	No	●	Executive
Constance B. Moore	62	Former President and Chief Executive Officer, BRE Properties, Inc.	2017	Yes	●	Audit
					●	Nominating / Governance
Michael S. Robb	70	Former Executive Vice President of the Real Estate Division of Pacific Life Insurance Company	2015	Yes	●	Compensation
					●	Investment
George W. Sands	72	Former Partner, KPMG LLP	2010	Yes	●	Audit (C)
					●	Nominating / Governance
Thomas G. Wattles	66	Former Executive Chairman, DCT Industrial Trust, Inc.	2013	Yes	●	Audit
					●	Investment

*	Independent Chairman of the Board

(C)	Denotes committee chair

Advisory Approval of Executive Compensation (Proposal 2)
The Board of Directors is asking you to approve, on an advisory basis, the compensation of the Named Executive Officers, or NEOs, as disclosed in this proxy statement. We believe that our compensation policies and practices reflect the following objectives of our compensation program:

●	to attract, retain, and motivate talented executives;

●	to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and

●	to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.
Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 3)
The Board of Directors is asking you to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2018.
2017 Company Highlights
We had another significant year in 2017, including:

●
entering into a strategic joint venture, which now holds four properties in San Francisco, New York, and Washington, D.C.; acquiring two properties in New York for $514.1 million, and selling five properties for $539.5 million in January 2017, furthering our focus on key markets;

●	leasing over 2.0 million square feet of space, addressing our most significant near-term expirations and vacancies; and

●	repaying almost $200 million of mortgage notes, leaving only two mortgage notes across the portfolio.
Best Practice Governance and Compensation Features That Align Pay and Performance
We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a meaningful portion of pay to Company performance over a multi-year period through awarding a meaningful portion of each executive's compensation in the form of equity awards vesting over a multi-year period. Other compensation and governance practices that support these principles, each of which is described in more detail herein, include the following:

What We Do

✓	DO have a board composed of a super-majority of independent directors.

✓	DO separate the roles of Chairman and Chief Executive Officer.

✓	DO maintain a majority voting policy. Directors must offer to resign if receiving more "withheld" votes than "for" votes.

✓	DO align pay and performance. A significant portion of total compensation is linked to the achievement of operational and strategic goals set by the board.

✓	DO determine a substantial portion of the equity awards based on the Company's total stockholder return ("TSR") as measured against the FTSE NAREIT Equity Office Index.

✓	DO maintain stock ownership guidelines for directors and executive officers.

✓	DO maintain a clawback policy.

✓	DO conduct annual assessments of compensation at risk.

✓	DO have a Compensation Committee composed of solely independent directors.

✓	DO retain an independent compensation consultant that reports directly to the Compensation Committee.

✓	DO cap incentive compensation and use minimum performance thresholds.
What We Don't Do

NO compensation or incentives that encourage risks reasonably likely to have a material adverse effect on the Company.

NO tax gross-ups for any executive officers.

NO "single-trigger" change in control cash or equity payments.

NO re-pricing or buyouts of underwater stock options.

NO hedging or pledging transactions involving our securities.

NO guaranteed cash incentive compensation or equity grants with executive officers.

NO long-term employment contracts with executive officers.

Alignment of Pay With Performance
A significant portion of the total compensation for our Chief Executive Officer and Chief Financial Officer as well as other Named Executive Officers is performance based.

●
Under our 2017 short-term cash incentive compensation program ("STIC"), 67% of the total payout opportunity for our Chief Executive Officer and Chief Financial Officer was tied to the achievement of financial metrics and primary business plan objectives established at the beginning of the year.

●	Our 2017 long-term incentive ("LTI") compensation plan evaluates performance entirely based on TSR measured over a three-year period.
Since a substantial component of our executive officers' compensation is tied to our financial performance and stock performance, management believes that our compensation program is aligned with the interests of our stockholders.

A Significant Portion of Pay Is Performance-Based and At Risk
Consistent with our executive compensation program, the majority of the total compensation during 2017 for our Chief Executive Officer and other Named Executive Officers was performance-based and at risk:

E. Nelson Mills Chief Executive Officer and President	All Other Named Executive Officers

PROPOSAL 1 - ELECTION OF DIRECTORS
At the annual meeting, you and the other stockholders will vote on the election of ten nominees to our Board of Directors. Those persons elected will serve as directors for a one-year term until the 2019 annual meeting and until their successors are duly elected and qualified.
Currently, the size of our Board of Directors is set at eleven members. One of our current directors, Mr. Charles R. Brown, is not standing for re-election and will retire as of the 2018 annual meeting. In February, 2018, our Board of Directors set the size of our Board at ten members, effective as of the 2018 annual meeting.
The Board of Directors has nominated the following persons for election as directors:

•	Carmen M. Bowser

•	Richard W. Carpenter

•	John L. Dixon

•	David B. Henry

•	Murray J. McCabe

•	E. Nelson Mills

•	Constance B. Moore

•	Michael S. Robb

•	George W. Sands

•	Thomas G. Wattles

Each of the nominees for director is a current member of our Board of Directors. Detailed information on each nominee is provided below under the heading, "Director Nominees - Information Regarding Nominees."
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" all ten nominees for director.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
Our Board of Directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have eleven directors. The Board has determined to reduce the size of the Board to ten directors effective as of the 2018 annual meeting.
Term of Office
All of our directors have been nominated for election to serve one-year terms that will expire at the 2019 annual meeting and until their successors are elected and qualified.
Communicating With the Board of Directors
Any stockholder or interested party who wishes to communicate directly with our Board of Directors, with our independent Chairman, or with our nonemployee directors as a group may do so by writing to our Corporate Secretary at 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
We have established several means for stockholders to communicate concerns directly with the Board of Directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Corporate Secretary at the address noted above. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Corporate Secretary at the address noted above. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Corporate Secretary at the address noted above.

Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.
Meetings of Directors and Attendance at the
Annual Meeting
During 2017, the Board held seven meetings. All of the directors attended at least 97% of the meetings of the Board and the committees on which they served. We generally expect that all directors serving at the time of each Annual Meeting of Stockholders will attend the meeting in the absence of a compelling reason. At the annual meeting held in 2017, nine of the ten directors then serving attended the meeting.
Retirement of Director
Charles R. Brown is not standing for re-election and will retire from our Board, effective following the 2018 Annual Meeting. Mr. Brown has served on our Board since 2003 and has made significant contributions to our Company. In particular, Mr. Brown was instrumental in several milestones for our Company, including the transition to becoming an internally managed REIT, our listing on the NYSE, and the formulation of our Company's strategic plan. We thank Mr. Brown for his service and wish him all the best in his future endeavors.

DIRECTOR NOMINEES
Information Regarding Nominees
Biographical information about the ten nominees for director and the experience, qualifications, attributes, and skills considered by our Nominating and Corporate Governance Committee and the Board of Directors in determining that the nominee should serve as a director appears below.

Name	Position(s)	Age	Year First Became a Director
E. Nelson Mills	President, Chief Executive Officer and Director	57	2007
John L. Dixon	Chairman of the Board and Director*	75	2008
Carmen M. Bowser	Director*	63	2016
Richard W. Carpenter	Director*	81	2003
David B. Henry	Director*	69	2016
Murray J. McCabe	Director*	50	2013
Constance B. Moore	Director*	62	2017
Michael S. Robb	Director*	70	2015
George W. Sands	Director*	72	2010
Thomas G. Wattles	Director*	66	2013
*Indicates status as an independent Director.

E. Nelson Mills was appointed our President in July 2010 and our Chief Executive Officer, or CEO, in February 2013 and has served as one of our directors since April 2007. Mr. Mills is responsible for the Company's overall strategy, capital transactions, operations, and performance of its portfolio of investments. Since 2010, he has led the Company in the establishment of an internal management team, a substantial repositioning of the portfolio, enhanced and expanded access to more efficient capital resources, and the development and implementation of a comprehensive strategic plan and growth strategy for the future.
Among the most important factors that led to the Board of Directors' recommendation that Mr. Mills serve as our director are Mr. Mills' integrity, judgment, leadership, accounting and financial management expertise, commercial real estate expertise, familiarity with our Company, and public company director experience.
Mr. Mills has 30 years of experience in the real estate investment and financial services industries, including the following:

●
Prior to joining the Company in 2010, he served for five years (2005 to 2009) as the President and Chief Operating Officer of Williams Realty Advisors, LLC, the manager and advisor to a series of real estate investment funds serving both institutional and individual investors. In this role, he was responsible for the firm's investment and financial strategy and oversaw the design, formation, investment, and operations of several substantial funds, across multiple asset classes.

●
Previously, Mr. Mills served as Chief Financial Officer with Lend Lease Real Estate Investments (US), Inc., one of the world's largest institutional investment managers specializing in the acquisition and management of commercial real estate.

●	He began his career in the financial industry as a partner with KPMG LLP, specializing in tax and transaction advisory services for the real estate industry.

●	From February 2006 to February 2013, Mr. Mills served as a director of Wells Timberland REIT, Inc. (now CatchMark Timber Trust, Inc.), a real estate investment trust, investing in timberlands.
Mr. Mills received a B.S. degree in Business Administration from the University of Tennessee and an M.B.A. degree from the University of Georgia.
John L. Dixon is the nonexecutive Chairman of the Board, and is one of our independent directors. Mr. Dixon was appointed Chairman of the Board on December 31, 2012. Among the most important factors that led to the Board of Directors' recommendation that Mr. Dixon serve as our Chairman of the Board are Mr. Dixon's integrity, judgment, leadership, knowledge of the securities brokerage industry, management and prior director experience, familiarity with our Company, and independence from our management.
Mr. Dixon has over 40 years of experience in the financial services industry and spent the majority of his professional career serving in various executive roles.

●
Mr. Dixon retired from full-time employment in June 2008, following an interim position with LPL Financial that he assumed upon his retirement from Pacific Life in June 2007 to assist in the transition of Pacific Life firms acquired by LPL Financial.

●
During his 23-year tenure with Pacific Life, Mr. Dixon has served in various executive roles for broker-dealer companies controlled or wholly owned by Pacific Life, including President and Director of Pacific Select Group, LLC, at the time of his retirement and, earlier, Chairman and Chief

Executive Officer of Mutual Service Corporation; Director of Waterstone Financial Group; Director of United Planners Financial Services; Director of Associated Financial Group, Inc.; and Manager of M.L. Stern & Co. LLC. Mr. Dixon's affiliation with Pacific Life began in 1984 as Vice President, Financial Planning with Lowry Financial Service Corporation, which became a wholly owned subsidiary of Pacific Life.

●
During his financial services career, Mr. Dixon participated in leadership capacities with several national service and not-for-profit organizations. He served for six years as an Adjunct Faculty Member of the College for Financial Planning and for seven years on the board of directors of the International Association for Financial Planning, a national membership association. From 1986 to 2004, Mr. Dixon served as a Trustee of the National Endowment for Financial Education, where he was a member of the Investment Committee and the Executive Committee and served as Chairman of the Board of Trustees. He was a founding director of the Financial Planning Association and previously served two terms as a director with the Institute of Certified Financial Planners, from 1976 to 1977 and from 2001 to 2003.

●
Mr. Dixon also served in various volunteer capacities with financial industry regulators, including a three-year term on the District 7 Business Conduct Committee of the Financial Industry Regulatory Authority (FINRA), formerly known as the National Association of Securities Dealers. He also served several years each on FINRA's Investment Company, Insurance-Affiliated Broker Dealer, and Membership Committees. Mr. Dixon also served on the Industry/Regulatory Council on Continuing Education for four years, including serving on its Executive Committee for two years and as Chairman of the Council for one year. Mr. Dixon is an active member of the National Association of Corporate Directors (NACD) and is qualified as a NACD Board Leadership Fellow.

Mr. Dixon received a four-year Certificate of Christian Education from Prairie Bible Institute in Alberta, Canada. He is a graduate of The American College where he earned M.S. degrees in Financial Services and Management. He also met the qualifications for the Certified Financial Planner (CFP), Chartered Financial Consultant (ChFC), and Chartered Life Underwriter (CLU) professional designations.
Carmen M. Bowser was first appointed to our Board in 2016 and is one of our independent directors. Among the most important factors the led to the Board of Directors' recommendation that Ms. Bowser serve as our director are Ms. Bowser's integrity, judgment, leadership skills, extensive knowledge of the commercial real estate industry, extensive asset management expertise, and independence from our management.
Ms. Bowser has been active for over 30 years in the commercial real estate industry, with experience across a wide range of investment products, property types and geographies.

●
Ms. Bowser is currently an independent director of Peapack-Gladstone Financial Corporation (NASDQ: PGC), a publicly traded company, and Peapack-Gladstone Bank. She is also the Managing Member of Eastpointe Consultants, LLC, a commercial real estate advisory firm.

●
Ms. Bowser retired in 2015 as a Managing Vice President at Capital One Bank, where she was responsible for the commercial real estate underwriting and asset management teams and participated in the development of credit policies and operational controls to meet regulatory and other governance requirements.

●	Prior to joining Capital One in 2008, Ms. Bowser was a principal in the Prudential Mortgage Capital Group, originating portfolio, agency, and CMBS transactions for the National Accounts team.

●	From 1995 to 2004, she held senior positions at TIAA-CREF, investing in debt, real estate private equity funds, equity joint ventures, and property acquisitions on behalf of the Company.

●	In 1994 and 1995, Ms. Bowser was a Regional Director for Arbor National Commercial Mortgage, in charge of the firm's multifamily CMBS originations for the West Coast.

●	From 1978 through 1994, she held various positions in the bond, corporate finance, oil and gas, and commercial mortgage areas at Prudential.

●
Ms. Bowser serves on the board of directors of 42nd Street Development Corporation, a non-profit organization. She is a Governance Fellow of the National Association of Corporate Directors. Ms. Bowser is also a member of the Urban Land Institute and WX, Inc. She was previously chair of the Finance Committee of the Real Estate Board of New York.

Ms. Bowser holds a B.A. in Classical Languages from William Smith College and an M.B.A. in Finance from the Rutgers School of Management.
Richard W. Carpenter is one of our independent directors. Among the most important factors that led to the Board of Directors' recommendation that Mr. Carpenter serve as our director are Mr. Carpenter's integrity, judgment, leadership skills, extensive banking expertise, extensive commercial real estate expertise, public company director experience, familiarity with our Company, and independence from management.
Mr. Carpenter's breadth of experience across a number of industries includes current and former service in the following positions:

●	Mr. Carpenter is currently a Director of Carpenter Properties, L.P., a real estate limited partnership, and a member of the Executive Committee and Audit Committee of MidCountry Financial Corp.

●	He retired as President and director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

●
Mr. Carpenter served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K. - American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

●
Mr. Carpenter formerly served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B., and as Chairman of the Audit Committee of First Liberty Financial Corp.

●
He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT that invested in commercial properties.

●	Mr. Carpenter is a past Chairman of the Executive Committee of the American Bankers Association Housing and Real Estate Finance Division.
Mr. Carpenter holds a B.S. degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.
David B. Henry was first appointed to our Board in 2016 and is one of our independent directors. Among the most important factors that led to the Board of Directors' recommendation that Mr. Henry serve as our director are Mr. Henry's integrity, judgment, leadership, extensive knowledge of the commercial real estate industry, extensive investment management expertise, corporate and industry organization director experience, and independence from our management.
Mr. Henry is a 44-year veteran of the commercial real estate industry and has spent the majority of his career in executive leadership roles.

●	Mr. Henry served as Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation ("Kimco"), the nation's largest owner of neighborhood and community shopping centers until his retirement effective January 1, 2016. Mr. Henry joined Kimco in April 2001 as Vice Chairman and Chief Investment Officer, served as its President from December 2008 through August 2014, and served as CEO from December 2009 through December 2015.

●
Prior to his career at Kimco, Mr. Henry spent 23 years with G.E. Capital Real Estate, the last five years of which he served as Senior Vice President and Chief Investment Officer. He also served as Chairman of G.E. Capital Investment Advisors.

●
Mr. Henry currently serves as Non-Executive Chair for HCP, Inc., a real estate investment trust, investing primarily in real estate serving the healthcare industry in the United States. Mr. Henry serves as director for VEREIT, Inc. (NYSE: VER), a real estate investment trust primarily focused on single-tenant, freestanding, commercial real estate properties; Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a real estate investment trust that owns and operates upscale outlet shopping centers throughout the United States and Canada; Fairfield County Bank, a private Connecticut mutual savings bank; and Starwood Real Estate Income Trust, a non-traded REIT. Mr. Henry is a former member of the Real Estate Roundtable and a former Vice-Chairman of NAREIT.

●
Mr. Henry is a former Trustee and served as the 2012 Chairman of the International Council of Shopping Centers, and also served as the 2015 Vice-Chairman of the National Association of Real Estate Investment Trusts. Mr. Henry also serves on the real estate advisory boards of Baruch College, Shift Capital, and Alto Real Estate Funds. Mr. Henry is also a director and co-founder of Peaceable Street Capital, a private specialty finance company.

Mr. Henry received a B.S. in Business Administration from Bucknell University and an M.B.A. from the University of Miami (FL).
Murray J. McCabe is one of our independent directors. Among the most important factors that led to the Board of Directors' recommendation that Mr. McCabe serve as our director are Mr. McCabe's integrity, judgment, leadership, knowledge of real estate companies and capital markets, public company director experience, and independence from our management.
Mr. McCabe's industry experience includes:

●
Mr. McCabe is currently a Managing Partner at Montgomery Street Partners, L.P. and Blum Capital Partners, L.P., both investment firms, where he serves as a member of the Management Committees. His primary responsibilities include overseeing and managing real estate-related investment initiatives for Montgomery Street Partners, L.P. Prior to joining Blum Capital, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20-year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking. In addition, Mr. McCabe served as a member of JPMorgan's Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

●
Mr. McCabe is a member of the advisory board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, and is also an executive council member of the Real Estate Finance and Investment Center and serves on the REIT Investment Funds advisory board for the McCombs School of Business at the University of Texas, Austin. Mr. McCabe serves as a director of Sunstone Hotel Investors, Inc., RREEF America REIT II, and RREEF Property Trust, Inc.

Mr. McCabe holds a B.A. in Finance from the University of Texas at Austin.

Constance B. Moore was first appointed to our Board in November 2017 and is one of our independent directors. Ms. Moore was recommended for consideration as a director by a search firm engaged by our Board in 2017 to assist in identifying potential director nominees. The candidacy of Ms. Moore was considered by the Nominating and Corporate Governance Committee and our Board of Directors in accordance with our established process for evaluating candidates to serve on the Board of Directors. See "Director Nominees - Selection of Director Nominees" for additional information on our criteria and process for selection of directors. Among the most important factors that led to the Board of Directors' recommendation that Ms. Moore serve as a director are Ms. Moore's business and financial acumen, leadership, integrity, judgment, experience with public companies, and extensive experience in the real estate industry.
Ms. Moore has more than 40 years of experience in the real estate industry, including the following:

●
Ms. Moore served as President and Chief Executive Officer of BRE Properties, Inc. (NYSE:BRE) from 2005 until the completion of the merger with Essex Property Trust in 2014. Prior to joining BRE, she was the Managing Director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including Co-

Chairman and Chief Operating Officer of Archstone Communities Trust. She held the same position at Security Capital Atlantic, Inc., a predecessor of Archstone, playing an instrumental role in its initial public offering. During her tenure at Security Capital Group, she served on the boards of directors of both public and private companies owned or controlled by that organization.

●
In 2009, Ms. Moore served as the Chair of the National Association of Real Estate Investment Trusts and currently chairs the Policy Advisory Board for the Fisher Center for Real Estate & Urban Economics at the University of California, Berkeley.

●
Ms. Moore is a member of the Board of Directors of the Haas School of Business at the University of California, Berkeley, the ULI Foundation Board, the ULI Global Board, the San Jose State University Tower Foundation where she serves as Chair, the Bridge Housing Corporation, and the International Women's Forum of Northern California.

●
Ms. Moore currently serves on the Board of Directors for Civeo Corporation (NYSE:CVEO), where she is the Chair of its Audit Committee and a member of its Compensation Committee, and TriPointe Group (NYSE:TPH), where she is the Chair of its Compensation Committee and a member of its Audit Committee.

Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor's degree from San Jose State University.
Michael S. Robb is one of our independent directors. Mr. Robb is a 40-year veteran of the commercial real estate industry, with the majority of his career spent in executive leadership roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Robb serve as our director are Mr. Robb's integrity, judgment, leadership, knowledge of the commercial real estate industry, extensive banking expertise, corporate and industry organization director experience, and independence from our management.

●
Mr. Robb retired in 2012 as Executive Vice President of the Real Estate Division of Pacific Life Insurance Company, a division he led for 27 of his total 37 years with the company. He also was a member of Pacific Life's Management Investment Committee and Corporate Management Committee. Pacific Life's Real Estate Division invests in all aspects of real estate, including commercial mortgage loans, CMBS and unsecured REIT debt, direct real estate investments, joint ventures, and real estate funds, and provides loan and asset management servicing for outside clients. At Mr. Robb's retirement, Pacific Life's real estate portfolio was valued at over $28 billion.

●
Mr. Robb served as Interim Executive Director for The Center for Real Estate at The Paul Merage School of Business at University of California, Irvine during the 2014-15 academic year and currently serves as a Senior Special Consultant.

●
He is a board member of Morguard Corporation, a Canadian public real estate company, for which he serves as Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee.

●
He also is a member of the Policy Advisory Board at the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and previously served on the Policy Advisory Board Executive Committee at the Burnham-Moores Center for Real Estate at the University of San Diego, and as a board member at the James A. Graaskamp Center for Real Estate at the University of Wisconsin-Madison.

●
Mr. Robb is a founding member of the Chartered Realty Investor Society and the Commercial Mortgage Securities Association (CMSA) and was the 1999 recipient of the prestigious CMSA Founders Award. He is a director on the Life Mortgage and Real Estate Officers Council, a senior member of the National Association of Review Appraisers and Mortgage Underwriters, and a long-time member of the Mortgage Bankers Association, the International Council of Shopping Centers, the Commercial Mortgage Securities Association, and the Urban Land Institute.

Mr. Robb received a B.S. degree in Business Administration from Ohio State University and served two years in the U.S. Army, where he received the Bronze Star with a "V" (for valor) as a lieutenant in Vietnam. He holds the professional designations of Certified Real Estate Financier (CRF) and Certified Review Appraiser (CRA).
George W. Sands is one of our independent directors. Among the most important factors that led to the Board of Directors' recommendation that Mr. Sands serve as our director are Mr. Sands' integrity, judgment, leadership, significant knowledge of public accounting, audit and financial management experience, and independence from management.

●	Mr. Sands retired in 2006 after a 36-year career with KPMG LLP and its predecessor firms, Peat Marwick Mitchell and Peat Marwick Main.

●
Upon his retirement, Mr. Sands was the Southeast Area Managing Partner for KPMG's Audit and Advisory Practice, a position he had held since 1998. He served in several other key positions with KPMG during his career, including as

Southeast Area Managing Partner of Manufacturing, Retailing and Distribution; Atlanta Office Managing Partner; and Securities and Exchange Reviewing Partner. He was a member of KPMG's National Audit Leadership Team and a Trustee on the KPMG Foundation board of directors. Mr. Sands served as the audit engagement partner or client service partner for a wide variety of clients, including multinational companies such as The Home Depot, AGCO Corporation, Mohawk Industries, Mirant Corporation, and John Portman & Associates. Prior to joining KPMG LLP in 1970, Mr. Sands served as an officer in the United States Army, including a tour of duty in the Republic of South Vietnam.

●
Mr. Sands currently serves on the Advisory Board of The Atlanta Alliance on Developmental Disabilities. From April 2010 until March 2013, he served as a director of Wells Timberland REIT, Inc. (now CatchMark Timber Trust, Inc.), a real estate investment trust, investing in timberlands. Other past board involvement includes the boards of directors of The Atlanta Convention and Visitors Bureau, the Metro Atlanta Chamber of Commerce, and the Georgia Chamber of Commerce. He also has been a member of the School of Accounting Advisory Council at the University of Georgia.

Mr. Sands received a B.B.A. degree from the University of Georgia. He is a retired Certified Public Accountant in the State of Georgia.
Thomas G. Wattles is one of our independent directors. Among the most important factors that led to the Board of Directors' recommendation that Mr. Wattles serve as our director are Mr. Wattles' integrity, judgment, leadership, knowledge of the commercial real estate industry, public company management and director experience, and independence from our management.
Mr. Wattles has substantial experience in the real estate industry and with real estate investment trusts.

●
Mr. Wattles is a co-founder of DCT Industrial Trust Inc., an industrial property real estate investment trust, and has served as its Chairman Emeritus since May of 2017. Mr. Wattles served as Executive Chairman between 2003 and 2017 and also served as Chief Investment Officer of DCT Industrial Trust from 2003 to 2005.

●
Mr. Wattles was a principal of Black Creek Group, LLC, a real estate investment firm, from 2003 until 2008. From 1997 to 1998, Mr. Wattles served as Chairman of ProLogis, Inc., an industrial real estate investment trust and previously served as its Co-Chairman and Chief Investment Officer between 1997 and 2002. From January 1991 to December 2002, Mr. Wattles was a Managing Director of Security Capital Group Inc., for which he also served in various capacities, including as Chief Investment Officer as of 1997.

●
Mr. Wattles has also served as a director of Regency Centers Corporation (NYSE: REG), a real estate investment trust focused on grocery-anchored retail centers, since 2001 and chairs its Audit Committee and also is a member of its Investment Committee.

Mr. Wattles holds both a bachelor's and an M.B.A. degree from Stanford University.

Board Nominations
Board Membership Criteria
The Nominating and Corporate Governance Committee periodically reviews with the Board of Directors the appropriate experience, skills, and characteristics required of Board members in the context of the then-current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of the real estate industry, risk management, or accounting or financial management expertise. No one person is likely to possess deep experience in all of these areas. Therefore, the Board of Directors and the Nominating and Corporate Governance
Committee have sought a diverse Board of Directors whose members collectively possess these skills and experiences.
Other considerations include the candidate's independence from conflict with the Company and the ability of the candidate to attend Board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent Directors nominated by the Board shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community.
As detailed in the director biographies, the Board of Directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

Selection of Directors
The Board of Directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The Board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the Board. It then recommends director nominees who are voted on by the full Board of Directors. All director nominees then stand for election by the stockholders annually.
In recommending director nominees to the Board of Directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, industry contacts, and management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees.
The Nominating and Corporate Governance Committee will consider recommendations made by stockholders for director candidates who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in our Bylaws. See "Other Information for Stockholders - Stockholder Proposals" for more information.

CORPORATE GOVERNANCE
Committees of the Board of Directors
Our Board has the following committees: Audit Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, and Investment Committee. The current composition of each of our committees is set forth in the table below.

		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee	Investment Committee
Independent Directors	John L. Dixon			●	C
	Carmen M. Bowser	●		●
	Charles R. Brown	●				●
	Richard W. Carpenter		●		●	C
	David B. Henry		●	C
	Murray J. McCabe		C			●
	Constance B. Moore*	●		●
	Michael S. Robb		●			●
	George W. Sands	C		●
	Thomas G. Wattles	●				●

Executive (Non-Independent) Director	E. Nelson Mills				●
C - Chair ● - Member
* Ms. Moore's committee appointments were effective as of February 7, 2018.
The charters of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, may be accessed on our website at www.columbia.reit by clicking on the Investor Relations link, followed by the Corporate Governance link. These documents are available in print upon request from our Corporate Secretary.
We have a commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct and Ethics applies to our employees, officers, and directors. A copy of our Code of Business Conduct and Ethics may be accessed on our website at www.columbia.reit by clicking on the Investor Relations link, followed by the Corporate Governance link. It is also available in print upon request from our Corporate Secretary.
The Audit Committee
The members of the Audit Committee are George W. Sands (Chairman), Carmen M. Bowser, Charles R. Brown, Constance B. Moore, and Thomas G. Wattles. All of the members of the Audit Committee are "independent" as defined by the NYSE. The Board of Directors has determined that each of the members is financially literate and that Ms. Moore, Mr. Sands, and Mr. Wattles satisfy the requirements of the Securities and Exchange Commission ("SEC") for an audit committee financial expert. The Audit Committee held five meetings during 2017.
The Audit Committee's primary function is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided to our stockholders and others, and on our compliance with legal and regulatory requirements. The Audit Committee's responsibilities also include:

●	reviewing the qualifications, independence, and performance, and approving the terms of engagement, of the independent auditor;

●	overseeing the internal audit function and preparing any reports required of the Audit Committee under the rules of the SEC; and

●	overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business.
The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our Board of Directors, which was most recently amended in May 2017.
The Compensation Committee
The members of our Compensation Committee are Murray J. McCabe (Chairman), Richard W. Carpenter, David B. Henry, and Michael S. Robb. All of the members of the Compensation Committee are "independent" as defined by the NYSE. The Compensation Committee held six meetings during 2017.
The Compensation Committee has the responsibility and authority to supervise and review our affairs as they relate to the compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with our compensation philosophy, as in effect from time to time, and for alignment with the interests of our stockholders.
The primary responsibilities of our Compensation Committee are to:

●	review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer;

●	conduct an annual review and evaluation of the performance of the Chief Executive Officer in light of those goals and objectives; and

●	determine the compensation level of the Chief Executive Officer based on such evaluation.
The Compensation Committee also reviews and approves corporate goals and objectives and approves all compensation for the other executive officers, and approves grants of equity awards to all executive officers and directors under the Company's equity compensation plans. In addition, the Compensation Committee will review the compensation and benefits of the members of the Board of Directors, including incentive compensation plans and equity-based plans. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.
The Compensation Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation Committee Charter adopted by our Board of Directors, which was most recently amended in May 2015.
Compensation Committee Interlocks and
Insider Participation
During 2017,

●	none of our executive officers was a director of another entity where one of that entity's executive officers served on the Compensation Committee;

●	no member of the Compensation Committee was, during the year or formerly, an officer or employee of the Company or any of its subsidiaries;

●	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

●	none of our executive officers served on the compensation committee of any entity where one of that entity's executive officers served on the Compensation Committee; and

●	none of our executive officers served on the compensation committee of another entity where one of that entity's executive officers served as a director on our Board of Directors.
The Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are David B. Henry (Chairman) Carmen M. Bowser, John L. Dixon, Constance B. Moore, and George W. Sands. All members of the Nominating and Corporate Governance Committee are "independent" as defined by the NYSE. The Nominating and Corporate Governance Committee held four meetings during 2017.
The primary responsibilities of the Nominating and Corporate Governance Committee include:

●	identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;

●	selecting, or recommending that the Board of Directors select, a slate of director nominees for election by the stockholders at the annual meeting;

●
developing and recommending to the Board of Directors a set of corporate governance policies and principles and periodically reevaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate;

●	overseeing an annual evaluation of the Board of Directors and each of its committees; and

●	making recommendations to the Board of Directors as to the appointment of chairpersons and members of Board committees.
The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter adopted by our Board of Directors, which was most recently amended in August 2014.
The Executive Committee
The members of the Executive Committee are John L. Dixon (Chairman), Richard W. Carpenter, and E. Nelson Mills. The Executive Committee did not meet in 2017.
We have not adopted a formal charter for the Executive Committee. In the future, our Board of Directors may delegate specific responsibilities to the Executive Committee or authorize the Executive Committee to take certain actions on behalf of the Board when Board approval is needed between regularly scheduled meetings. We also expect management to discuss certain proposed matters with the Executive Committee to determine whether the matter would be appropriate to take before the full Board of Directors.

The Investment Committee
The members of the Investment Committee are Richard W. Carpenter (Chairman), Charles R. Brown, Murray J. McCabe, Michael S. Robb, and Thomas G. Wattles. The Investment Committee held seven meetings in 2017.
The primary responsibilities of the Investment Committee include:

●	providing input to the Company's executive team regarding the Company's strategic plan and financial strategy;

●
reviewing and making recommendations to the full Board with respect to certain types of transactions (including the approval of certain acquisitions, dispositions, joint ventures, and investments), certain long- and short-term financing matters, and the incurrence of significant indebtedness; and

●	approving unbudgeted capital expenditures exceeding certain thresholds.
Director Independence
Our Corporate Governance Guidelines and listing standards of the NYSE require us to have a majority of independent directors. NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In February 2018, the Board of Directors reviewed and analyzed the independence of each director. During this review, the Board of Directors examined whether there were any transactions or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships. The Board of Directors also considered the enhanced independence requirements of the NYSE listing standards applicable to members of the Compensation Committee and the enhanced independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to members of the Audit Committee.
As a result of this review, the Board of Directors affirmatively determined that ten of our eleven directors currently serving are independent in accordance with NYSE listing standards and our Corporate Governance Guidelines: Carmen M. Bowser, Charles R. Brown, Richard W. Carpenter, John L. Dixon, David B. Henry, Murray J. McCabe, Constance B. Moore, Michael S. Robb, George W. Sands, and Thomas G. Wattles. Nelson Mills is not considered independent because he is an executive officer of the Company.
The Board of Directors further determined that all members of the Audit Committee, Compensation

Committee, and Nominating and Corporate Governance Committee are independent. All members of the Investment Committee are also independent.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board has the responsibility to fill the leadership positions of the Chairman of the Board and Chief Executive Officer as it deems best for the Company, and that the role of Chairman and that of Chief Executive Officer should be separate. Our Corporate Governance Guidelines also provide that the Chairman shall be an independent director. Therefore, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons.
Our Board has selected Mr. Dixon, an independent director, as Chairman of the Board. Mr. Dixon has served as Chairman of the Board of Directors since December 31, 2012. Prior to his appointment as Chairman of the Board, Mr. Dixon served as an independent director since 2008. Our President and Chief Executive Officer is Mr. Mills.
The Board believes that the current structure of separating the roles of Chairman and Chief Executive Officer is appropriate and effective for our Company. The Board believes that there are advantages to having an independent Chairman of the Board, including:

●	communications and relations between the Board, the president and Chief Executive Officer, and other senior leadership;

●	assisting the Board in reaching consensus on particular strategies and policies; and

●	facilitating robust evaluation processes for senior leadership, the Board, and the Chief Executive Officer.
The Board also believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight.
The duties of the independent Chairman of the Board include:

●	chairing meetings of the Board and executive sessions of the independent directors;

●	facilitating discussion outside Board meetings among the independent directors on key issues and concerns;

●	serving as nonexecutive conduit to the Chief Executive Officer of views, concerns, and issues of the directors;

●	interacting with external stakeholders, outside advisors, and employees at the discretion of the Board; and

●	supporting proper flow of information to the Board to ensure the opportunity for effective preparation and discussion of business under consideration.
The Chairman also serves as an information resource for the independent directors and as a liaison between directors, committee chairs, and management.
Executive Sessions of Independent Directors
Our independent directors hold executive sessions without management present as frequently as they deem appropriate, typically at the time of each regular Board meeting. The independent Chairman of the Board chairs the executive sessions and, after each session, acts as a liaison between the independent directors and the Chief Executive Officer.
Shareholder Engagement and Outreach
Our commitment to understanding the interests and perspectives of our shareholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. During 2017, our executive management team participated in approximately 13 investor conferences as well as one on one meetings with our investors. Periodically, we hold investor days where our management team meets with shareholders to discuss our strategy and performance and respond to questions.  We plan to further expand our engagement with our shareholders in 2018, as we believe the perspectives provided by our shareholders provide valuable information to be considered in our decision making process.
Assessing Board, Committee, and
Director Performance
Our Corporate Governance Guidelines require the Board annually to evaluate its own performance. The Nominating and Corporate Governance Committee is responsible for overseeing the annual self-assessment process on behalf of the Board. In addition, each of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees requires an annual performance evaluation. The assessment considers, among other things, the Board or Committee's contribution as a whole and areas in which the Board or Committee and/or management believes a better contribution is possible. Furthermore, in 2017, each director participated in a peer performance review. The purpose of these performance reviews is to assess and, where possible, increase the effectiveness of the Board, its Committees, and its members.
Risk Oversight
We are exposed to a wide variety of risks in our business activities, including market, strategic,

operational, financial, legal, competitive, and regulatory risks. Our Board of Directors is responsible for oversight of risks facing our Company, while our management is responsible for day-to-day management of risk. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board receives updates in the ordinary course from management and outside advisors regarding risks we face, including litigation and various operating risks, and risk is a regular agenda item at Board meetings. The risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board regularly, and involving our Board as necessary. Our Board committees oversee certain aspects of risk management as follows:

●
The Audit Committee assists the Board in the oversight of our risk management process. Periodically throughout the year, management reports to the Audit Committee regarding risk management. The nature and content of those reports are responsive to the requests of the Audit Committee. The Audit Committee reviews and discusses with management and the independent auditor our major financial risk exposures and any significant non-financial risk exposures (including risks related to capital allocation, strategy and execution, tenants and leasing, and cyber security), and related policies and practices to assess and control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews the role of the Board in the oversight of our Company's risks. At least once annually, a formal enterprise risk management report is presented by management to the full Board of Directors.

●
The Compensation Committee is responsible for overseeing our overall compensation practices, policies, and programs and assessing the risks associated with such practices, policies, and programs, including risks related to the executive officer compensation programs such as those that are attendant to incentive-driven compensation plans.

●
The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and our corporate governance, including evaluating and considering evolving corporate governance best practices.

●	The Investment Committee assists the Board in the oversight of our portfolio, including risks related to the incurrence of debt, market concentration, asset selection, dispositions, and tenant diversification.
The Board and its relevant committees review with management the risk management practices for which they have oversight responsibility. Further, we believe that our current leadership structure, including that of having an independent chairman, enhances the Board's ability to oversee risk.
Majority Voting Policy
The Board has adopted a majority voting policy that is set forth in our Corporate Governance Guidelines. In order to enhance the power of our stockholders to influence the composition of the Board, as a condition to nomination, each director irrevocably agrees to offer to resign if at a meeting of the stockholders relating to an uncontested election for a director's seat on the Board at which a quorum is present, the director receives a greater number of votes "withheld" than votes "for" such election. The Board shall not nominate or elect any candidate for a seat on the Board unless such candidate agrees to offer to resign as provided in the Guidelines.
When a director offers to resign in accordance with the agreement, the Nominating and Corporate Governance Committee shall consider the offer of resignation and shall act on the offer within 90 days following certification of the stockholder vote. Any member of the Nominating and Corporate Governance Committee who offers to resign shall not participate in any Nominating and Corporate Governance Committee action regarding whether to accept his or her offer of resignation.

Furthermore, a director who offers to resign shall not participate in any Nominating and Corporate Governance Committee action regarding whether to accept any other director's resignation unless the number of participating directors would be two or fewer, in which case such director may participate in Nominating and Corporate Governance Committee action relating to resignations other than his or her own.
If the Nominating and Corporate Governance Committee rejects an offer of resignation or fails to act within the required 90-day period, it shall promptly disclose the reasons for rejecting the offer of resignation or failing to act on the offer in a Form 8-K. If the Nominating and Corporate Governance Committee accepts a director's offer of resignation, the resignation is effective upon acceptance. An offer of resignation shall expire as to the Nominating and Corporate Governance Committee's ability to accept it upon the earlier of (i) the Nominating and Corporate Governance Committee's rejection of such offer or (ii) on the 91st day following the certification of the relevant stockholder vote.

EXECUTIVE OFFICERS
We currently have four executive officers.

Name	Position(s)	Age
E. Nelson Mills	President, Chief Executive Officer and Director	57
James A. Fleming	Executive Vice President & Chief Financial Officer	59
Wendy W. Gill	Senior Vice President - Corporate Operations & Chief Accounting Officer	43
Kevin A. Hoover	Senior Vice President - Portfolio Management & Transactions	53
For biographical information about E. Nelson Mills, see "Director Nominees - Information Regarding Nominees" above.
James A. (Jim) Fleming is our Executive Vice President and Chief Financial Officer. Mr. Fleming is responsible for the Company's finance, treasury, investor relations, capital markets, and financial reporting functions.
Mr. Fleming has over 30 years of experience in the real estate industry. Prior to joining Columbia in 2013, he was Executive Vice President and Chief Financial Officer of Schottenstein Property Group, a national shopping center owner-operator. Earlier, he served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated (NYSE:CUZ), a real estate investment trust. During his ten years with Cousins, he also held the roles of Senior Vice President, General Counsel, and Secretary.
Mr. Fleming was a member of the board of directors of Carmike Cinemas, Inc. (NASDAQ:CKEC), a national motion picture exhibitor, from 2009 until it was sold to AMC Theatres in December 2016. On the Carmike board, he served on the Audit Committee, the Compensation and Nominating Committee, and the Executive Committee.
Mr. Fleming earned a B.E.E. degree from Auburn University and a J.D. degree from the University of Virginia.
Wendy W. Gill is our Senior Vice President - Corporate Operations and Chief Accounting Officer. Ms. Gill provides oversight for corporate operations, accounting and financial reporting. Ms. Gill oversees the accounting functions at the corporate and individual property levels, as well as reporting to the SEC and the Board of Directors. She also oversees the Company's Human Resources, Information Technology, and Communications functions and serves as Treasurer and Principal Accounting Officer. In addition, during early 2013, Ms. Gill served as our interim Principal Financial Officer.

Ms. Gill has over 20 years of experience in the accounting and finance industries. Previously, Ms. Gill served with Wells Real Estate Funds for 11 years in successive roles until her appointment as Chief Accounting Officer in 2007. Prior to joining Wells Real Estate Funds, she served with Arthur Andersen in the firm's Atlanta, Georgia, and Washington, D.C., offices, working with various publicly traded and privately held companies, with a focus on the real estate and hospitality services industries.
Ms. Gill earned a B.S. degree in Accounting from the University of Delaware. She holds the Certified Public Accountant designation from the Maryland State Board of Public Accountancy and is a member of the Georgia Society of Certified Public Accountants.
Kevin A. Hoover is our Senior Vice President - Portfolio Management & Transactions. Mr. Hoover oversees the implementation of the Company's real estate investment strategy through its acquisition, finance, and disposition activities and also oversees the Company's real estate operations. Mr. Hoover has been serving the Company since 2004. Prior to his current role, he was the Senior Vice President - Real Estate Transactions for the Company.
Mr. Hoover has more than 25 years of broad-based commercial real estate experience, including portfolio and investment management, marketing, investment analysis and underwriting, and valuation. Previously, he served as the co-head of the Asset Management team for Wells Real Estate Funds and as Portfolio Manager for various Wells Real Estate Funds-sponsored products. He also served as a Principal of Equity Portfolio Management for Lend Lease Real Estate Investments and as a Manager of Real Estate Valuation/Advisor Services Practice for Price Waterhouse.
Mr. Hoover earned a B.B.A. degree in Real Estate from the University of Georgia. Mr. Hoover is a member of the Appraisal Institute, the Certified Commercial Investment Member Institute, the National Association of Office and Industrial Properties, and the Urban Land Institute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 6, 2018, the amount of our common stock and stock options to purchase shares of our common stock (as indicated below) beneficially owned by our directors, our Named Executive Officers and all of our directors and executive officers as a group, and persons who beneficially owned more than 5% of the shares of common stock as of March 6, 2018. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. None of our executive officers or directors holds any of our stock subject to pledge.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage
Carmen M. Bowser	7,854	*
Charles R. Brown	13,324	*
Richard W. Carpenter	23,048	*
John L. Dixon	30,872	*
James A. Fleming(2)	113,014	*
Wendy W. Gill(2)	44,498	*
David B. Henry	7,854	*
Kevin A. Hoover(2)	55,213	*
Murray J. McCabe	16,756	*
E. Nelson Mills(2)	312,494	*
Constance B. Moore	11,596	*
Michael S. Robb	10,239	*
George W. Sands	13,048	*
Thomas G. Wattles	21,166	*
All directors and executive officers (14 persons)	680,976	*
5% Stockholders
The Vanguard Group(3)	19,109,039	15.95%
BlackRock, Inc.(4)	8,685,141	7.20%
Vanguard Specialized Funds - Vanguard REIT Index Fund(5)	8,162,960	6.81%
Goldman Sachs Asset Management(6)	3,887,981	3.20%

*	Less than 1% of the outstanding common stock.

(1)
Address of each named beneficial owner is c/o Columbia Property Trust, Inc., 1170 Peachtree Street NE, Suite 600, Atlanta, GA. For purposes of the table, and in accordance with SEC rules, shares of common stock are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares of common stock that he, she, or it has the right to acquire within 60 days of March 6, 2018.

(2)	Includes unvested shares as follows: Mr. Fleming - 49,972; Ms. Gill - 21,237; Mr. Hoover - 28,235; and Mr. Mills - 148,951.

(3)
As of December 31, 2017, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group beneficially owned 19,109,039 shares of common stock, 18,896,545 of which it has sole dispositive power with respect thereto, and 202,651 of which it has sole voting power with respect thereto. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
As of December 31, 2017, based solely upon information provided in a Schedule 13G/A filed with the SEC on January 29, 2018, BlackRock, Inc. beneficially owned 8,865,141 shares of common stock, all of which it has sole dispositive power with respect thereto, and 8,193,723 of which it has sole voting power with respect thereto. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
As of December 31, 2017, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 2, 2018, Vanguard Specialized Funds - Vanguard REIT Index Fund beneficially owned 8,162,960 shares of common stock, none of which it has sole dispositive power with respect thereto, and all of which it has sole voting power with respect thereto. The business address for Vanguard Specialized Funds -Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
As of December 31, 2017, based solely upon information provided in a Schedule 13G/A filed with the SEC on January 23, 2018, Goldman Sachs Asset Management, L.P. and GS Investment Strategies (together, "Goldman Sachs Asset Management") beneficially owned 3,887,981 shares, all of which it has shared dispositive power with respect thereto and 3,705,086 of which it has shared voting power with respect thereto. The business address for Goldman Sachs Asset Management is 200 West Street, New York, New York 10282.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The following Compensation Discussion and Analysis provides a business update and explains our compensation philosophy, objectives, policies, and practices and the decisions made with respect to compensation for 2017 for our Chief Executive Officer, Chief Financial Officer, and two other executive officers, to whom we refer collectively as our Named Executive Officers, as determined in accordance with applicable SEC rules.
Our Named Executive Officers for 2017 were:

E. Nelson Mills	Chief Executive Officer and President
James A. Fleming	Executive Vice President & Chief Financial Officer
Wendy W. Gill	Senior Vice President, Corporate Operations & Chief Accounting Officer
Kevin A. Hoover	Senior Vice President, Portfolio Management & Transactions
Executive Summary
Strategic and Financial Highlights
The predecessor to Columbia Property Trust was formed in 2003 as a public, but non-traded REIT. From 2004 through 2010, the predecessor company acquired properties for their current yield in order to support a high dividend level. Typically, these properties were located in secondary markets, and in many cases, at suburban locations with single tenants. Beginning in 2011, in anticipation of listing our stock on the NYSE, we adopted a new investment strategy, in which we narrowed our target markets, focusing on markets with high barriers to entry and strong prospects for growth in rental rates over the long-term. As a result, we selected New York, San Francisco, and Washington D.C., potentially together with Boston and Los Angeles.
Since 2011, we have undertaken a full-scale capital recycling program that has involved selling more than 50 properties in geographically dispersed markets for aggregate proceeds of $3.6 billion, and reinvested this capital in New York, San Francisco, Washington, D.C., and Boston. These properties are in desirable locations in the central business districts of supply-constrained markets, with strong prospects for rental growth over time. Some of these acquisitions were purchased as "value-add properties" in need of building improvements or near-term leasing and, therefore, provided the portfolio with the opportunity to significantly increase yields upon stabilization.
As a result of this multi-year transition, our cash flows and earnings have declined over the past few years. This decline is a direct and expected result from the Company's significant portfolio transition and is not a reflection of the Company's financial performance on a steady-state, or go-forward basis. Over the past year, we have substantially completed our capital recycling program, expanded our capital sources to include an additional institutional joint venture partner, and addressed the majority of our near-term lease rollover. As of December 31, 2017, more than 80% of our portfolio is invested in our target markets, and over 96% of our portfolio is leased. As a result, in the fourth quarter of 2017, our earnings and cash flows began to increase.
Looking ahead to 2018, we expect the gap between our leased percentage and economic occupancy (83% at December 31, 2017) to narrow significantly, as new rents begin to come online at higher levels than experienced in past years. As a result, we are expecting substantial increases to Normalized Funds from Operations ("Normalized FFO") and operating cash flows in 2018.
2017 Alignment of Company Performance and
Executive Compensation
A substantial portion of the compensation for our executive officers continues to be performance based. For 2017, 62% of the total payout opportunity for our chief executive officer and 53% of the total payout opportunity for our other Named Executive Officers (at target) was performance based and tied to the achievement of financial metrics and primary business plan objectives established at the beginning of the year.
2017 Short-Term Incentive Compensation

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Our 2017 Short-Term Incentive Compensation ("STIC") plan used performance metrics that were set at levels expected to be more difficult to achieve than in previous years, including financial metrics tied to achievement of Normalized FFO and Same Store Net Operating Income goals. Our achievement of the metrics under our 2017 STIC plan resulted in total payouts ranging from 112% to 130% of target.

2017 Long-Term Incentive Compensation

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In December 2016, our Compensation Committee approved and adopted a new long-term incentive ("LTI") compensation plan for the Company's executive officers and other eligible employees of the Company (the "2017 LTIC"). Based on competitive benchmarking of LTI plan structures, certain of the key plan features of the 2017 LTIC were changed from prior years as follows:

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The 2017 LTIC provides for payment of incentive compensation in the form of time-based restricted shares and performance-based restricted share awards ("performance units") to executive officers and other eligible employees of the Company for the three-year performance period from January 1, 2017 to January 1, 2020, compared to a one-year performance period used in prior years.

-	The time-based restricted shares and performance units are granted at the beginning of the performance period for the 2017 LTIC, as compared to being granted in arrears in prior years.

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The 2017 LTIC eliminates all discretion, as the performance portion is entirely based on relative TSR. Payout of the performance units will be determined solely based upon a comparison of the Company's TSR on a relative basis to the other companies in the FTSE NAREIT Equity Office Index at the end of the applicable performance period. We believe the FTSE NAREIT Equity Office Index provides a relevant basis for evaluating the Company's performance as an office REIT.

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In implementing the 2017 LTIC, the Compensation Committee decided to set the time-based awards for our CEO and CFO at 35%, with the other 65% based solely on objective performance. This decision was made in order to ensure a retention component to the LTI plan even if performance goals cannot be achieved. Under the previous program, only 52.5% was based on objective performance, and the remaining 47.5% was either time-based or subject to the discretion of the Committee.

-	The maximum shares that can be earned under the performance-based awards are 150% of the target award, compared to 200% of target under the previous plan.

-	No dividends, or dividend equivalents, will be earned during performance period.
As a result of the plan changes described above, we believe that the 2017 LTI plan further improves our compensation program by creating more alignment with our stock price and the long-term interests of our stockholders.

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To bridge the two-year equity award gap created by extending the performance period from one to three years, the Compensation Committee also granted one-time transition awards of performance units for prorated one-year and two-year periods on January 1, 2017 ("2017 LTI Transition Plans").  These transition awards were made in order to replace awards that each participant would have received under the previous program, and therefore do not increase compensation or accelerate vesting for any participant. The 2017 LTI Transition Plans are measured in the same manner as the 2017 LTIC, based on the Company's TSR relative to the FTSE NAREIT Equity Office Index.  Competitive benchmarking of LTI plan structures highlighted that such transition awards are typically used to convert participants from a single-year to multi-year format. For the performance period ended December 31, 2017, the Company's TSR was 12.15%, which yielded a percentile ranking of 67.6% within the FTSE NAREIT Equity Office Index, and corresponds to a prorated payout of 135.2% of target for that period.
Prior Period Incentive Compensation

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In January 2017, our Compensation Committee also awarded time-based restricted stock awards to our Named Executive Officers for 2016 performance under our 2016 long-term incentive compensation plan (the "2016 LTIC").

●	Amounts shown under "Stock Awards" in the Summary Compensation Table include the awards made as payout under the 2016 LTIC as well as awards made under the 2017 LTIC during this transition year.
Compensation Philosophy and Objectives
We seek to maintain a total compensation package that provides competitive compensation for our executives while also permitting us the flexibility to differentiate pay based on actual performance. We place significant emphasis on annual and long-term, performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined corporate performance measures.
The objectives of our executive compensation programs are to attract, retain, and motivate talented executives; to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.
2017 Compensation Policies and
Governance Highlights
We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a meaningful portion of pay to Company performance over a multi-year period through awarding a meaningful portion of each executive's compensation in the form of equity awards vesting over a multi-year period. Other compensation and governance practices that support these principles, each of which is described in more detail below, include the following:

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Balanced Compensation Mix: Our compensation program provides for a balance between several key compensation factors: cash versus equity, short- versus long-term performance-based, and fixed versus variable pay.

●	Short-Term Incentive Cash Awards Are Performance Based: The awards we make under our STIC plan require that we achieve pre-established performance goals for the awards to be earned.

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Significant Portion of the Equity Awards Are Performance Based: A significant portion of the equity awards that we make under our Long-Term Incentive Compensation Plan require that we achieve pre-established performance goals for the awards to be earned. For the Chief Executive Officer, 65% of his equity opportunity under the plan is performance based for 2017. No dividends are paid on the performance portion of the award until the shares are earned based on achievement of the performance goals under the plan.

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Long-term Focus Aligns With Stockholders' Interests: Since 2014 our Long-Term Incentive Plan has included at least one relative TSR metric, and, beginning with 2017 awards, the payout of the performance units will be determined solely based upon a comparison of the Company's TSR on a relative basis to the other companies in the FTSE NAREIT Equity Office Index.

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Clawback Provision: In early 2015, we adopted a recoupment or "clawback" policy that entitles us to clawback, or recover, any bonuses, awards, or grants of cash or equity to the Named Executive Officers under any of the Company's short- or long-term incentive compensation or bonus plans if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws.

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Stock Ownership Guidelines: In early 2015, we adopted stock ownership guidelines applicable to our executive officers that require executives to own a meaningful number of shares of our common stock over time to further align the interests of our executives with those of our stockholders.

●	Annual Say on Pay Vote: At our 2014 annual meeting, we provided our stockholders with a "say when on pay" stockholder advisory vote three years earlier than required under SEC rules. Based on the stockholder vote, our Board has determined to hold say on pay votes on an annual basis.

●	Award Caps: Incentive awards include minimum and maximum performance thresholds with funding that is based on actual results measured against the preapproved goals that are clearly defined.

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Prohibition on Hedging and Pledging of Company Stock: Our employees, officers, and directors are prohibited from hedging their Company stock and from pledging their Company stock. None of the executive officers or directors hold any of our stock subject to pledge.

●	No Perquisites: We do not provide any perquisites to our Named Executive Officers.

●	Independent Compensation Consultant: The Compensation Committee retains an independent compensation consultant to advise on executive and nonemployee director compensation.

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Compensation Risk Analysis: The Compensation Committee periodically reviews an analysis of our incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk taking.

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No Tax Gross-Ups and Double Trigger Change in Control Severance: The 2017 severance plan requires a "double trigger," meaning a change in control of the Company and a termination of the executive officer, for the payment of change-of-control severance compensation. The 2017 severance plan does not provide tax gross-ups.

Consideration of Previous "Say on Pay"
Voting Results
At our 2017 annual meeting, stockholders had the opportunity to vote, on an advisory basis, to approve the compensation of our Named Executive Officers, often referred to as "say on pay." Over 97% of the votes cast voted to approve executive compensation as described in our 2017 proxy statement. As a result of strong stockholder support, the Compensation Committee believes that stockholders support our compensation policies and the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2017.

Role of the Chief Executive Officer in
Determining Compensation
Our Chief Executive Officer consulted with the Compensation Committee regarding 2017 compensation levels for each of our Named Executive Officers (except for himself) after taking into account input provided by FPL to our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of the other Named Executive Officers. Based on this review, he makes compensation recommendations to the Compensation Committee with respect to the executive officers, including recommendations for performance targets, salary adjustments, annual cash bonuses, and long-term equity-based incentive awards. Although the Compensation Committee considers these recommendations along with input provided by its advisors, it retains full discretion to set all compensation for the executive officers.
Role of the Compensation Consultant
Our Compensation Committee engaged the services of FPL Associates, L.P. ("FPL"), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist us with executive compensation information and advice. As part of FPL's engagement in 2017, FPL provided competitive market compensation data and conducted a competitive benchmarking analysis of the executive officers and provided information about compensation trends across the industry. An FPL consultant attends certain Compensation Committee meetings as requested by the Compensation Committee. FPL Associates has not been engaged by management to perform any work on their behalf. We paid FPL Associates approximately $107,000 in 2017 for their service as a compensation consultant. In addition, in 2017, we engaged Ferguson Partners, an executive search firm and an affiliate of FPL Associates, to assist us in the search for a vice president and a board member. Ferguson Partners was paid $231,000 in 2017 for their services.
Compensation Consultant
Independence Assessment
In 2017, in connection with the engagement of FPL, we requested and received information from FPL addressing its independence and potential conflicts of interest, including the factors enumerated in the NYSE listing standards. Information provided by FPL included a description of the Company's engagement of Ferguson Partners described above. Based on an assessment of these factors, as well as information gathered from directors and executive officers addressing business or personal relationships between directors or executive officers and the consulting firm or the individual consultants, the Compensation Committee concluded that FPL is independent and that the work of the consultant, including services provided by Ferguson Partners, did not raise any conflict of interest.

Comparison to Competitive Market
FPL provided competitive market compensation data for a peer group consisting of 12 public REITs primarily focused in the office sector. No changes were made to this peer group for 2017. At the time of the study, the peer group companies ranged in size, defined by total capitalization, from approximately $1.9 billion to $10.8 billion (0.5X to 2.6X of our total capitalization), with a median capitalization of $5.2 billion. Our total capitalization of approximately $4.2 billion at the time of the study placed us near the median of the group. The peer group consisted of the following companies:

Brandywine Realty Trust	Hudson Pacific Properties, Inc.
Corporate Office Properties Trust	Kilroy Realty Corporation
Cousins Properties Incorporated	Mack-Cali Realty Corporation
Douglas Emmett, Inc.	Parkway Properties, Inc.
Equity Commonwealth	Piedmont Office Realty Trust, Inc.
Highwoods Properties, Inc.	Washington Real Estate Investment Trust
Using market data and information it received from FPL, the Compensation Committee, with input from management, established the base salaries, target annual cash bonuses, and equity awards for our executive officers. In establishing the total compensation amounts for our executive officers, the Compensation Committee did not target compensation levels at any specific point or percentile against the peer group data.

Elements of Compensation
The following is a discussion of the base salary, short-term cash incentive compensation, and long-term equity compensation for the Named Executive Officers for 2017. In determining compensation, the Compensation Committee considered the following guiding principles:

Base Salary		Short-Term Incentive (Cash)
●	Provides a minimum fixed level of cash compensation	●	Provides incentive for the achievement of annual Company financial and operational goals, along with business unit/individual goals
●	Pay reflects time spent on day-to-day business activities
●	Varies based on individual's role/job scope, experience, internal pay equity, position to market, and tenure	●	Variable element of compensation
		●	Determination includes both objective and subjective criteria
●	Structured to manage G&A expense though allow for competitive levels of pay based on achievement of performance metrics
	Long-Term Incentive (Equity)		Compensation Mix
●	Provides incentive for the achievement of long-term value creation relative to the market	●	Provides for a balance between several key compensation factors: cash vs. equity, short- vs. long-term performance-based, fixed vs. variable
●	Variable element of compensation
●	Equity program includes additional retention mechanism due to vesting; promotes alignment with stockholders

The following charts show the compensation breakdown for our Chief Executive Officer and President, as well as our other Named Executive Officers, at target levels for 2017 (excluding the 2017 LTI Transition Awards):

E. Nelson Mills Chief Executive Officer and President	All Other Named Executive Officers

Compensation for each of the Named Executive Officers is re-evaluated by the Compensation Committee annually based on a number of factors, including (1) comparable peer data for similar roles within the industry, (2) the performance of the Named Executive Officer and his or her overall contribution to the Company, (3) the recommendation of the CEO (for all Named Executive Officers except for himself), (4) the experience of the Named Executive Officer in his or her role and at the Company, (5) an evaluation or additional responsibilities taken on during the year or to be taken on in the coming year, and (6) an evaluation of overall compensation with respect to the various aspects of cash compensation, short-term compensation, and long-term compensation to appropriately motivate and retain each Named Executive Officer. Peer data is reviewed annually by the Compensation Committee and is taken into consideration when compensation decisions are made. The overall goal for the compensation committee is to align the total target compensation for each Named Executive Officer to the appropriate level taking into account the factors listed above. See the "2017 Alignment of Company Performance and Executive Compensation" section on page 21, for additional information. Each element of compensation is described in more detail below.

Base Salary

Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect the short-term cash incentive compensation because each Named Executive Officers' target opportunity is expressed as a percentage of base salary.

In setting 2017 base salaries, the Compensation Committee considered, among other things, market data provided by the compensation consultant, comparability to compensation practices of other office REITs of similar size, and our financial resources, as well as level of experience and expertise of individuals. No particular weight was assigned to any individual item. The Compensation Committee approved increases to the base salaries for all of the Named Executive Officers in connection with a compensation benchmarking analysis prepared by FPL for each of the Named Executive Officers. The following table shows the 2017 annual base salary approved by the Compensation Committee for each of the Named Executive Officers.

Name	2017 Annual Base Salary	2016 Annual Base Salary	% Increase
Mr. Mills	$800,000	$775,000	3.2
Mr. Fleming	$515,000	$500,000	3.0
Ms. Gill	$375,000	$350,000	7.1
Mr. Hoover	$450,000	$400,000	12.5

Short-Term Cash Incentive Compensation Plan
In February 2017, the Compensation Committee approved target cash incentive amounts for 2017 for the Named Executive Officers under the 2017 STIC plan. The Compensation Committee also approved the allocation of the incentive award among corporate, business unit, and individual performance metrics. The targets and allocation approved by the Compensation Committee were as follows:

Name	Target as a Percentage of Base Salary	Allocation Among Metrics
Mr. Mills	100%	67% to achievement of corporate performance metrics
		33% to achievement of individual performance metrics
Mr. Fleming	90%	67% to achievement of corporate performance metrics
		33% to achievement of individual performance metrics
Ms. Gill	75%	33% to achievement of corporate performance metrics
		33% to achievement of business unit metrics
		34% to achievement of individual performance metrics
Mr. Hoover	85%	33% to achievement of corporate performance metrics
		33% to achievement of business unit metrics
		34% to achievement of individual performance metrics
Under the STIC plan, the actual amounts earned may be greater or less than target, based on actual performance against the objectives set by the Compensation Committee. The maximum amount any executive can earn under the STIC plan is capped at 150% of target with respect to the corporate, business unit, or individual metric categories, and in total.
2017 STIC Performance Metrics - Corporate Performance Metrics
The corporate performance metrics for 2017 STIC include three quantitative metrics and one qualitative metric. The Compensation Committee established a qualitative corporate metric to evaluate progress toward the Company's key objectives that are not otherwise captured in the current-year quantitative metrics. (See "Strategic and Financial Highlights" on page 21 for details.) The Compensation Committee set targets for the quantitative performance metrics as well. Targets for the quantitative performance metrics were set at or slightly above our annual business plan, at levels that were considered achievable, but not without strong effort. Some of the financial metrics, such as Normalized FFO, decreased from 2016 to 2017 due to timing differences in dispositions and acquisitions, and as a result of transitioning the portfolio from principally suburban markets in secondary locations to principally high-barrier-to-entry markets, which offer lower initial yields but higher potential for growth over time.
The following table sets forth the metrics; weight; and low, target and maximum goals; as well as actual results, under the 2017 STIC for the corporate performance metrics:

Metric	Weight	Low	Target	High	Actual
Normalized FFO per Share(1)	30%	$1.18	$1.25	$1.30	$1.14
Accomplish Primary Business Plan Objectives	30%	Subjective	Subjective	Subjective	Above Target
Same Store Net Operating Income - Cash(2)	25%	$192.4 million	$198.3 million	$204.2 million	$198.2 million
Portfolio G&A Expense	15%	$36.8 million	$35.7 million	$34.6 million	$34.7 million

(1)
Normalized Funds from Operations, or Normalized FFO, per share is calculated by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items, including: (i) non-cash carrying costs for Shuman Boulevard and (ii) loss on early extinguishment of debt. We make the additional adjustments to FFO, as we believe such items create significant earnings volatility. This is calculated consistently with our reported earnings.

(2)
Calculated as the cash net operating income attributable to the properties owned for an entire quarterly reporting period. We believe this is an important measure of comparison of our properties' operating performance.

2017 STIC Performance Metrics - Business Unit Metrics
For Ms. Gill, the business unit metrics were based on qualitative criteria, which included: (1) capital management and financial planning initiatives (25%); (2) effectiveness and efficiency of systems and procedures (25%); (3) support team integration across functional areas (25%); and (4) reporting and communication with management team, the Board, and stockholders (25%). For Mr. Hoover, the business unit metrics were based on both quantitative and qualitative criteria, which included:

(1) generation of asset acquisitions, portfolio acquisitions, and other investment opportunities (30%); (2) leasing of vacant space at the top five properties (25%); (3) leasing of vacant space at all other properties (15%); (4) renewals for 2018 and later years (20%); and (5) overall performance of portfolio management group (10%). The qualitative criteria are considered on a subjective basis.

2017 STIC Performance Metrics - Individual Performance Metrics
For Mr. Mills, Mr. Fleming, and Ms. Gill, the individual performance metrics were based on qualitative criteria, which included: (1) productivity, effectiveness, and work quality (25%); (2) teamwork and cooperation (25%); (3) leadership, managing, and mentoring (25%); and (4) creativity and contribution to company improvement (25%). For Mr. Hoover, the individual performance metrics were based on qualitative criteria, which included: (1) overall leasing (25%); (2) joint venture (25%); (3) acquisitions (sourcing, evaluation, execution) (25%); and (4) coordination among corporate and regional teams (25%). These qualitative criteria are considered on a subjective basis.
Determination of 2017 STIC Awards
In January 2018, the Compensation Committee assessed performance based on actual financial results for the year ended December 31, 2017. As shown in the table above, we achieved $1.14 in Normalized FFO per share (below target), same store net operating income-cash of $198.2 million (slightly below target), and portfolio G&A expense of $34.7 million (better than target). With respect to accomplishing primary business plan objectives, the Compensation Committee determined that our achievement was at the high level in light of our accomplishments with respect to advancing our real estate transactions target objectives (including the strategic partnership formed during the year, acquisitions, and dispositions), real estate operations (including leasing activity), and corporate operations (including capital management and efficiency) for 2017. In addition, the overall business unit metrics for the Named Executive Officers were achieved at above target levels.
The Compensation Committee reviewed the final quantitative calculations for the corporate performance metrics and business unit metrics. The Compensation Committee considered a qualitative assessment of the performance of the executive officers. The CEO provided the Compensation Committee with his assessment of each of the other Named Executive Officers' performance, and without the CEO present, the Compensation Committee assessed the CEO's performance. Based on this analysis, the Compensation Committee determined that individual performance metrics were all achieved at above target levels. The Compensation Committee approved actual awards for the STIC for the 2017 performance period as follows:

Name	Target STIC Award	% of Target Achieved	Actual STIC Award
Mr. Mills	$800,000	112%	$893,640
Mr. Fleming	$463,500	112%	$517,753
Ms. Gill	$281,250	125%	$351,338
Mr. Hoover	$382,500	130%	$495,491
Long-Term Incentive Compensation Plan
The objective of our 2017 LTIC is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our Named Executive Officers, as well as our broader employee base, to balance long-term company performance with short-term company goals, and to foster employee retention.
Target LTI plan values for 2017 were approved by our Compensation Committee in the form of time-based restricted stock and performance units. If earned, performance units convert into restricted stock grants under the stockholder-approved 2013 Amended and Restated Long-Term Incentive Plan. We believe that appropriately designed equity awards, particularly those with future vesting provisions, promote a performance-focused culture and align our employees' interests with those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us for an extended period of time.

Each Named Executive Officer's annual 2017 LTIC target opportunity is divided between two components - a variable component consisting of performance units that are earned based on achievement of quantitative performance measures and convert into shares of restricted stock (the "performance" award) and a fixed component consisting of time-based restricted stock (the "service-based" award). For 2017, the Committee approved a target dollar value for the restricted stock and performance units for each Named Executive Officer, as well as a threshold and maximum value. The maximum value for the performance units of the 2017 LTIC award is 150% of target, which is a reduction from the maximum value of 200% of target in the prior year. The value of the service-based component is fixed. The total maximum amount that can be earned under the 2017 LTIC opportunity considering both the performance and the service-based component is 133% of target for Messrs. Mills and Fleming and 125% of target for Ms. Gill and Mr. Hoover. The 2017 LTIC opportunity for each Named Executive Officer is as follows:

Name	Percentage of LTIC Opportunity Allocated to Performance Component	Percentage of LTIC Opportunity Allocated to Service-Based Component	Maximum LTIC Opportunity as a Percentage of Target
Mr. Mills	65%	35%	133%
Mr. Fleming	65%	35%	133%
Ms. Gill	50%	50%	125%
Mr. Hoover	50%	50%	125%
The dollar value of the service-based award is converted to a number of shares using the trailing 10-day average of the closing price of our common stock on the NYSE. Dividends are paid in cash on issued shares (vested and unvested), but not on performance units. Service-based shares granted on payout of the awards vest 25% on January 1st of each of the four years following the year in which the shares are granted. Generally, performance units earned over a performance period convert to shares of restricted stock upon the Compensation Committee's determination of performance, 75% of which shares are vested and non-forfeitable on the determination date and the remaining 25% vest on January 1 of the following calendar year. The one-year transition performance units granted for the 2017 Performance Period vested 100% on the determination date. No dividends or dividend equivalents are earned on the performance units during the performance period, but dividends will begin to accrue after shares are earned.
2017 LTIC Performance Component
Up to 65% of our Named Executive Officers' LTI opportunity is earned based on meeting performance goals established by the Compensation Committee.
For SEC reporting purposes, we have assumed a grant date for this portion of the award is established when the Compensation Committee approves the LTI plan performance goals and the performance commences. In accordance with SEC rules, a grant date fair value of this portion of the award is included in the Summary Compensation Table in the calendar year in which this is established. The target dollar value approved by the Compensation Committee for the performance units issued under the 2017 LTIC performance component is included in the stock awards column of the Summary Compensation Table for 2017. For the range of the values that could be earned by each Named Executive Officer for the 2017 LTIC award, see the 2017 Grants of Plan-Based Awards table.
The performance units granted in 2017 permit the Named Executive Officers to earn vested restricted shares based on the Company's TSR compared to peers listed in the FTSE NAREIT Equity Office Index over a three-year performance period, which commences with the year of grant. The Compensation Committee selected the FTSE NAREIT Equity Office Index because it contains REITs operating in the same sector as the Company (office) and a moderate number of constituent companies (approximately 25).

The performance units provide a target number of shares that may be earned in the applicable performance period if the Company's TSR for the period equals the 50th percentile of its peers listed in the FTSE NAREIT Equity Office Index. The number of shares of restricted stock underlying the performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares, if the Company's TSR for the period is at the 25th percentile of its peers listed in the FTSE NAREIT Equity Office Index, and a maximum of 150% of the target number of shares for the period, if the Company's TSR for the period equals or exceeds the 75th percentile of its peers listed in the FTSE NAREIT Equity Office Index. Linear interpolation is used to determine the shares earned for the performance period if the Company's TSR falls between the threshold, target, and maximum percentile levels. If the Company's TSR for the performance period is less than the threshold level, no performance shares are earned for the period.
2017 LTIC - Transition Awards
As further described in the "2017 Alignment of Company Performance and Executive Compensation" section of the Executive Summary on page 21, the Compensation Committee granted one-time pro-rated performance unit transition awards to bridge the gap created by extending the performance period from one to three years. These transition awards were made in order to replace awards that each participant would have received under the previous program, and therefore do not increase compensation or accelerate vesting for any participant. For the one-year performance period ended December 31, 2017, the Company's TSR was 12.15%, which yielded a percentile ranking of 67.6% within the FTSE NAREIT Equity Office Index and corresponds to a prorated payout of 135.2% of target for that period. Accordingly, on January 19, 2018, the Compensation Committee approved the conversion of performance units to company stock for the one-year prorated performance at rate of 135.2% of target units for the Named Executive Officers as follows: Mr. Mills - 31,403 shares; Mr. Fleming - 11,217 shares; Ms. Gill - 2,805 shares; and Mr. Hoover - 3,667 shares.
2017 LTIC Service-Based Component
The remaining portion of our Named Executive Officers' LTI opportunity was a service-based annual restricted stock grant. The Compensation Committee granted service-based restricted stock to the Named Executive Officers in January 2017 for this component. The following number of shares were granted on January 20, 2017: Mr. Mills - 30,887 shares; Mr. Fleming - 9,907 shares; Ms. Gill - 6,993 shares; and Mr. Hoover - 8,741 shares. The shares vest ratably on the date of the grant and on January 31 of each of the three years following the year in which the shares are granted.
In accordance with SEC rules, the restricted stock granted in January 2017 pursuant to this component of our 2016 LTIC is included in the Summary Compensation Table in 2017, the calendar year of the grant. Therefore, the grant date fair value for these awards is included in the stock awards column of the Summary Compensation Table for 2017 and was reflected in the Grants of Plan Based Awards table in 2016.
Other 2017 Equity Awards
In January 2017, our Compensation Committee approved payouts under our 2016 LTIC, which were made in the form of restricted stock grants to our Named Executive Officers as follows: The following number of shares based on performance related to 2016 were granted on January 20, 2017: Mr. Mills - 50,037 shares; Mr. Fleming - 16,049 shares; Ms. Gill - 3,776 shares; and Mr. Hoover - 4,720 shares.
Benefits and Perquisites
Our Named Executive Officers participate in our benefit plans on the same basis as all of our employees. We do not provide any perquisites to our Named Executive Officers.
We offer health insurance, group term life, accidental death and dismemberment insurance, and short-term and long-term disability coverage to all of our benefit-eligible employees. We do not offer any pension plans or nonqualified deferred compensation plans.

We also offer a 401(k) plan to our benefit-eligible employees, and provide a company match. Our Company match is provided to all eligible company employees on the same basis.
Other Compensation and Governance Policies
Clawback Policy
In February 2015, we adopted a recoupment or "clawback" policy in order to further align the interests of key employees with the interests of our stockholders and strengthen the link between total compensation and the Company's performance. Under this policy, we may seek to recover incentive-based compensation from any current or former officer of the Company at the senior vice president or higher officer level who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.
Under the policy, the amount to be recovered will be based on the excess of the incentive-based compensation paid to the employee based on the erroneous data over the incentive-based compensation that would have been paid to the employee if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards, or grants of cash or equity under any of the Company's short- or long-term incentive compensation or bonus plans, including but not limited to the STIC plan and the LTI plan, in each instance where the bonuses, awards, or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation Committee discretion to interpret and apply the policy.
Stock Ownership Guidelines
Our Named Executive Officers are subject to stock ownership guidelines adopted by the Board in February 2015. The guidelines are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The stock ownership guidelines provide that, over a five-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary (the "initial investment value") as set forth in the following table.

Position	Target Salary Multiple
Chief Executive Officer	6X
Chief Financial Officer	3X
Other Senior Vice Presidents	2X
The following count toward meeting the requirements: shares purchased on the open market; shares owned outright by the director or officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly; restricted stock and stock-settled restricted stock units received pursuant to the Company's compensation plans, whether or not vested; and shares held in trust for the benefit of the director or officer or his or her immediate family, or by a family limited partnership or other similar arrangement. Stock options do not count toward the executive's ownership requirement.
The initial investment value is established based on the salary in place as of February 11, 2015, or the date of the executive's appointment to the applicable position, whichever is later. Executives must achieve the initial investment value by February 11, 2020, or within five years after the executive's appointment to the applicable position, whichever is later. Upon an executive satisfying the initial investment value, the number of shares required to be held by the executive to satisfy the ownership requirement shall be fixed and the executive should maintain ownership of at least that number of shares for so long as such executive continues to serve in such position with the Company.
Hedging, Pledging, and Insider Trading Policy
Our insider trading policy prohibits our employees, officers, and directors from engaging in the following transactions with respect to our securities: puts, calls, or other derivative securities, on an exchange or in any other organized market; short sales; and hedging or monetization transactions, such as zero-cost collars and forward-sale contracts. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling our securities while in possession of material nonpublic information.
Our employees, officers, and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. None of our executive officers or directors holds any of our stock subject to pledge.
Review of Risk Associated With Compensation Plans
We periodically review our compensation policies and practices for all employees, including executive officers. As part of the review process, we identify any potential risk areas, and we assess whether our practices pose any actual or inherent risks. The Compensation Committee's independent compensation consultant advises the Compensation Committee with respect to the risk assessment of our executive compensation programs for the Company, and internal audit, as part of its assessment of our enterprise risk framework, assessed the compensation risk relating to our other compensation programs. Based upon these assessments, the Compensation Committee has determined that our compensation programs do not impose inherent risks and are not reasonably likely to have a material adverse effect on us.
Impact of Regulatory Requirements
on Compensation
Previously, Section 162(m) of the Internal Revenue Code, as amended (the "Code") limited to $1.0 million a publicly held company's tax deduction each year for compensation to any "covered employee," except for certain qualifying "performance-based compensation." However, the Tax Cuts and Jobs Act enacted on December 22, 2017 substantially modifies the Code and, among other things, eliminates the performance-based compensation exception under Section 162(m) unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. However, to date Section 162(m) has not been a significant issue for us, because as long as we qualify as a REIT we do not pay taxes at the corporate level. Therefore, we believe any potential future loss of deductibility of compensation that may occur would not have a significant adverse impact on us.

Pension and Deferred Compensation Plan
We do not offer any pension plans or nonqualified deferred compensation plans.
2013 Amended and Restated Long-Term
Incentive Plan
In 2013, our stockholders approved our 2013 Long-Term Incentive Plan. The 2013 Long-Term Incentive Plan was designed to provide us with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards, as part of an overall compensation package to attract, motivate, and retain qualified personnel. Certain officers, key employees, nonemployee directors, or consultants of ours and our subsidiaries are eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the 2013 Long-Term Incentive Plan at the discretion of our Compensation Committee.
In May 2017, our stockholders approved the 2013 Amended and Restated Long-Term Incentive Plan to increase to 4.8 million the number of authorized and reserved shares for issuance under the 2013 Amended and Restated Long-Term Incentive Plan.

Report of the Compensation Committee
The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based, and setting the overall compensation principles that guide the committee's decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2017.

February 6, 2018	The Compensation Committee of the Board of Directors:

Murray J. McCabe (Chairman)
Richard W. Carpenter
David B. Henry
Michael S. Robb

COMPENSATION TABLES
2017 Summary Compensation Table
The following table sets forth information concerning total compensation for the Named Executive Officers for 2015, 2016, and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
E. Nelson Mills President and Chief Executive Officer	2017	800,000	—	4,849,755	893,640	24,288	6,567,683
	2016	775,000	—	2,550,000	1,059,461	29,896	4,414,357
	2015	750,000	—	2,025,000	922,500	24,288	3,721,788

James A. Fleming Executive Vice President and Chief Financial Officer	2017	515,000	—	1,707,969	517,753	15,144	2,755,866
	2016	500,000	—	825,000	615,171	19,891	1,960,062
	2015	460,000	—	712,500	509,220	1,205	1,682,925

Wendy W. Gill Senior Vice President - Corporate Operations & Chief Accounting Officer	2017	375,000	—	600,598	351,338	18,288	1,345,224
	2016	350,000	—	275,000	340,368	18,696	984,064
	2015	325,000	—	225,000	261,092	18,288	829,380

Kevin A. Hoover Senior Vice President - Portfolio Management & Transactions	2017	450,000	—	776,719	495,491	24,288	1,746,498
	2016	400,000	—	337,500	442,891	24,288	1,204,679
	2015	375,000	—	250,000	362,846	24,288	1,012,134

(1)
In accordance with SEC rules, depending on the type of award, the stock award column represents the grant date fair value under ASC 718 (computed as the fair value, which is either the grant date closing stock price or the Monte Carlo value) of any stock awards granted during the applicable year. For 2017, it includes the service-based restricted stock grant under the 2016 LTIC approved by the Compensation Committee on January 20, 2017, the January 1, 2017 grants of service-based stock, and the performance - based restricted units component of the one-, two- and three-year awards under the 2017 LTIC granted on January 1, 2017. For more information about the one- and two- year transitional awards, see "Compensation Discussion and Analysis - Elements of Compensation - 2017 LTIC - Transition Awards." The values for the performance component of the 2017 LTIC award at January 1, 2017, assuming the highest level of performance conditions were achieved are as follows: Mr. Mills - $5,497,459; Mr. Fleming - $1,963,418; Ms. Gill - $490,903; and Mr. Hoover - $641,930. For a description of the 2017 LTIC, including the number of shares earned based on our 2017 performance, see "Compensation Discussion and Analysis - Elements of Compensation - Long-Term Incentive Compensation Plan" above. See Note 8 to the financial statements in our Annual Report on Form 10-K for additional information regarding the assumptions relating to these stock awards.

(2)
Represents the amounts earned under the STIC plan for the applicable year for meeting performance goals set by the Compensation Committee. The potential payouts under the plan are performance-based and therefore were at risk. For a description of the 2017 STIC plan, see "Compensation Discussion and Analysis - Elements of Compensation - Short-Term Cash Incentive Compensation Plan" above. The 2017 STIC awards were paid in January 2018.

(3)	All other compensation for 2017 was comprised of the following:

	401(k) Match ($)	Life Insurance ($)	Total ($)
E. Nelson Mills	24,000	288	24,288
James A. Fleming	14,856	288	15,144
Wendy W. Gill	18,000	288	18,288
Kevin A. Hoover	24,000	288	24,288

2017 Grants of Plan-Based Awards
The following table sets forth information with respect to grants of plan-based awards made during 2017 and potential payouts for the Named Executive Officers.

		Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of Stock Awards ($)(5)
Name & Plan	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)(4)
E. Nelson Mills
2017 STIC		400,000	800,000	1,200,000
Restricted Stock	1/1/2017							46,399	1,002,218
1-year transition RSUs(6)	1/1/2017				11,614	23,227	34,841		455,017
2-year transition RSUs(6)	1/1/2017				23,847	47,694	71,541		910,002
3-year performance-based RSUs	1/1/2017				49,377	98,753	148,130		1,820,018
James A. Fleming
2017 STIC		208,575	463,500	625,725
Restricted Stock	1/1/2017							16,571	357,934
1-year transition RSUs(6)	1/1/2017				4,148	8,296	12,444		162,519
2-year transition RSUs(6)	1/1/2017				8,517	17,034	25,551		325,009
3-year performance-based RSUs	1/1/2017				17,635	35,269	52,904		650,008
Wendy W. Gill
2017 STIC		105,469	281,250	316,406
Restricted Stock	1/1/2017							7,693	166,169
1-year transition RSUs(6)	1/1/2017				1,037	2,074	3,111		40,630
2-year transition RSUs(6)	1/1/2017				2,130	4,259	6,389		81,262
3-year performance-based RSUs	1/1/2017				4,409	8,818	13,227		162,516
Kevin A. Hoover
2017 STIC		162,563	382,500	487,688
Restricted Stock	1/1/2017							10,061	217,318
1-year transition RSUs(6)	1/1/2107				1,356	2,712	4,068		53,128
2-year transition RSUs(6)	1/1/2017				2,785	5,569	8,354		106,257
3-year performance-based RSUs	1/1/2017				5,766	11,531	17,297		212,516

(1)
Represents the cash payout opportunity for 2017 under the STIC plan. The potential payouts are performance-based and therefore at risk. The amounts actually earned for 2017 are included in the non-equity incentive plan compensation column of the Summary Compensation Table. For a description of the 2017 STIC plan, see "Compensation Discussion and Analysis - Elements of Compensation - Short-Term Cash Incentive Compensation Plan" above.

(2)
Represents the units approved by the Compensation Committee for the payout opportunity under the performance component of the 2017 LTIC. The potential payouts are performance-based and therefore at risk. If earned, the units are converted to shares based on the performance of company stock. For a description of the 2017 LTIC, including the number of shares earned based on our 2017 performance, see "Compensation Discussion and Analysis - Elements of Compensation - Long-Term Cash Incentive Compensation Plan" above.

(3)	Grant date reflects the date that the Compensation Committee granted the service-based and performance-based restricted stock under the 2017 LTIC.

(4)	Represents the number of shares of service-based restricted stock granted under the 2017 LTIC awarded January 1, 2017.

(5)	In accordance with SEC rules, represents the grant date fair value of service-based and performance-based restricted stock awards granted under the 2017 LTIC.

(6)
These grants represent one-time transition awards made to bridge the two-year equity award gap created by extending the performance period from one to three years in 2017.  Please see the Executive Summary on page 21 for additional information.

2017 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to outstanding option and stock awards for each of the Named Executive Officers as of December 31, 2017.

	Stock Awards
Name	Plan	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
E. Nelson Mills
	2015-2017 Restricted stock(1)		173,577	3,983,592
	1-year transition RSU's(4)	1/1/2017			23,227	533,060
	2-year transition RSU's(4)	1/1/2017			47,694	1,094,577
	3-year Performance-based RSU's	1/1/2017			98,753	2,266,381
James A. Fleming
	2015-2017 Restricted stock(1)		59,426	1,363,827
	1-year transition RSU's(4)	1/1/2017			8,296	190,393
	2-year transition RSU's(4)	1/1/2017			17,034	390,930
	3-year Performance-based RSU's	1/1/2017			35,269	809,424
Wendy W. Gill
	2015-2017 Restricted stock(1)		23,464	538,499
	1-year transition RSU's(4)	1/1/2017			2,074	47,598
	2-year transition RSU's(4)	1/1/2017			4,259	97,744
	3-year Performance-based RSU's	1/1/2017			8,818	202,373
Kevin A. Hoover
	2015-2017 Restricted stock(1)		29,038	666,422
	1-year transition RSU's(4)	1/1/2017			2,712	62,240
	2-year transition RSU's(4)	1/1/2017			5,569	127,809
	3-year Performance-based RSU's	1/1/2017			11,531	264,636

(1)	Represents the unvested portion of the performance-based restricted stock awards earned and the service-based restricted stock awards granted under the 2014, 2015, 2016, and 2017 LTIC.

(2)	Market value is determined by multiplying the number of shares of stock that have not vested by the closing price of our common stock on the NYSE on December 29, 2017 of $22.95.

(3)
Represents performance unit awards granted in 2017. Each performance unit granted in 2017 provides for the ability to earn and receive shares after the end of one-, two-, and three year performance periods based on our stockholder performance relative to peers on the FTSE NAREIT Equity Office Index. Consistent with how we are accounting for the stock compensation expense under ASC 718, the units are shown at target levels. For the 2017 one-year performance period, our stockholder return in comparison to peers was 67.6%, equivalent to shares equal to 135.2% of the units granted.

(4)
These grants represent one-time transition awards made to bridge the two-year equity award gap created by extending the performance period from one to three years in 2017.  Please see the Executive Summary on page 21 for additional information.

2017 Option Exercises and Stock Vested
No options were exercised by any of the Named Executive Officers in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
E. Nelson Mills	—	—	75,967	1,677,116
James A. Fleming	—	—	26,922	594,797
Wendy W. Gill	—	—	9,794	216,167
Kevin A. Hoover	—	—	11,061	243,920

(1)
Represents the 25% of the performance-based restricted stock awards earned under the 2016 LTIC and 25% of the service-based restricted stock awards granted under the 2013, 2014, and 2015 LTIC. These stock awards vested on January 20, 2017, January 31, 2017, January 31, 2017, and January 31, 2017, respectively.

(2)	Value realized on vesting is determined by multiplying the number of shares of stock that vested by the closing price of our common stock on the NYSE on the day the shares vested.

Potential Payments Upon Termination or Change
of Control
2017 Severance Plan
On December 16, 2016, the Board, acting on the recommendation of the Compensation Committee, approved and adopted the Columbia Property Trust, Inc. Executive Severance and Change of Control Plan (the "Severance Plan"), and the Severance Plan became effective on January 1, 2017. Certain of our officers and employees, including each of our Named Executive Officers, are "Participants" (as defined therein) under the Severance Plan. The Severance Plan generally provides severance or income protection benefits to Participants in the event of their termination by the Company upon a change of control or certain other events.
By the Company Without Cause or by the Executive for Good Reason. If a Participant's employment is terminated by the Company without "cause" or by the Participant for "good reason" (as defined in the Severance Plan), then, subject to the condition that the Participant executes a general release:

●
the Company will pay an amount equal to the product of: (1) a "Severance Multiple," equal to 2.0 for the Chief Executive Officer, 1.5 for the Chief Financial Officer and 1.0 for other Participants; and (2) the sum of: (a) the Participant's base salary; and (b) the average of the actual annual cash incentive compensation received by the executive during the prior three years (or such shorter period, as applicable);

●
any unvested time-based equity awards will vest immediately, and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement; and

●	continuation of medical benefits comparable to the Company's other executives for a period of years equal to the Severance Multiple.

Change in Control. In the event that during the period (i) after the Board approves a "change in control" (as defined in the Severance Plan) transaction and ending on the date on which a change in control transaction is consummated or is terminated or abandoned or (ii) within 12 months after the occurrence of a "change in control" of the Company, the Participant's employment is terminated by the Company without "cause" or by the Participant with "good reason," generally referred to as a "double trigger," then, subject to the condition that the Participant execute a general release, the Company will provide the payments and benefits set forth above, except the Severance Multiple will be equal to 3.0 for the Chief Executive Officer, 2.0 for the Chief Financial Officer, and 1.0 for all other participants; and any unvested equity awards will vest, if at all, in accordance with the terms of the applicable award agreement.
Death or Disability. In the event that the Participant's employment terminates due to death or disability, any unvested time-based equity awards will vest immediately and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement. The Participant will also receive a pro rata portion of such Participant's annual cash bonus for the year in which termination of employment occurs but will not receive any other severance payments.
Termination for Cause or Voluntary Termination Without Good Reason. In the event that the Participant's employment is terminated for cause or the Participant voluntarily terminates employment without good reason, no severance payments will be made and all unvested equity awards will be forfeited.
Miscellaneous. No tax gross-ups will be paid under the Severance Plan. However, if any payments or benefits provided to a Participant under the Severance Plan or otherwise would constitute "parachute payments" and be subject to the excise tax imposed under Section 4999 of the Code, as amended, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the executive a better after-tax result than if he/she received the full payments and benefits.

Summary Table of Payments Upon Termination
The following table shows the potential payments to certain of the Named Executive Officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2017. The closing price per share of our common stock on December 29, 2017, the last trading date in 2017, was $22.95. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

Name	Termination Scenario	Cash ($)	Accelerated Vesting of Restricted Stock ($)(1)	Health and Welfare Benefits ($)	Total ($)
E. Nelson Mills	Termination Without Cause/For Good Reason	3,489,640	7,877,610	43,472	11,410,722
	Change in Control	5,234,460	7,877,610	65,208	13,177,278
	Death/Disability	800,000	7,877,610	—	8,677,610

James A. Fleming	Termination Without Cause/For Good Reason	1,576,236	2,754,574	32,604	4,363,414
	Change in Control	2,101,648	2,754,574	43,472	4,899,694
	Death/Disability	463,500	2,754,574	—	3,218,074

Wendy W. Gill	Termination Without Cause/For Good Reason	641,326	886,214	30,575	1,558,115
	Change in Control	641,326	886,214	30,575	1,558,115
	Death/Disability	281,250	886,214	—	1,167,464

Kevin A. Hoover	Termination Without Cause/For Good Reason	807,957	1,121,108	30,575	1,959,640
	Change in Control	807,957	1,121,108	30,575	1,959,640
	Death/Disability	382,500	1,121,108	—	1,503,608

(1)
For purposes of calculating potential payouts for termination without cause or by the executive for good reason, we have assumed that the Compensation Committee has determined that the performance goals for equity awards subject to subsequent performance-based vesting conditions have been achieved at target and that time-based awards for the current year were also accelerated. With respect to certain payouts, the payout would be the cash value of the stock.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a nondiscriminatory basis to salaried employees upon termination of employment. These include:

●	distribution of balances under our 401(k) plan;

●	life insurance proceeds in the event of death; and

●	disability insurance payouts in the event of disability.

CEO PAY RATIO
In August 2015, the SEC adopted Item 402(u) of Regulation S-K to implement the "CEO pay ratio" disclosure requirements that were mandated by Congress pursuant to Section 953(b) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act"). The new rules require registrants to disclose the ratio of the median employee's annual total compensation to their CEO's annual total compensation. Our CEO pay ratio included in this proxy statement is a reasonable estimate that has been calculated in accordance with the SEC's final rules regarding the CEO pay ratio disclosure requirements.
Calculation of CEO Pay Ratio
We have 94 employees, all located in the United States. To identify our median employee, we compared the actual total wage compensation and annual equity awards grant compensation, at target levels as applicable, for all full-time, part-time, and temporary employees, excluding our CEO, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 31, 2017. Wages and salaries were then annualized for full-time employees that were not employed by us for the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments, or estimates with respect to our employees' total wage and equity compensation, and used this consistently applied compensation measure to identify our median employee.

After identifying the median employee, we calculated his or her annual total compensation using the same SEC rules we use for calculating the annual total compensation of our CEO and other Named Executive Officers, as set forth in the 2017 Summary Compensation Table. In 2017, the annual total compensation of our median employee was $138,968, and our CEO's annual total compensation as reported in the 2017 Summary Compensation Table was $6,567,683. The resulting ratio of the total annual compensation of CEO compared to our median employee in 2017 is 47:1.
The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgement and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.

PROPOSAL 2 - ADVISORY APPROVAL OF EXECUTIVE
COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles of our compensation program. In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our Named Executive Officers. This is often referred to as "say on pay," and provides you, as a stockholder, with the ability to cast a vote with respect to our 2018 executive compensation programs and policies and the compensation paid to the Named Executive Officers as disclosed in this proxy statement through the following resolution:
"RESOLVED, that the stockholders approve the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement."
As discussed in "Compensation Discussion and Analysis," the compensation paid to our Named Executive Officers reflects the following objectives of our compensation program:

●	to attract, retain, and motivate talented executives;

●	to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and

●	to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.

For more information about our executive compensation program, see "Compensation Discussion and Analysis" beginning on page 21.
Although the vote is nonbinding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote.
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of executive compensation.

DIRECTOR COMPENSATION
2017 Director Compensation Program
We provided compensation to our nonemployee directors for their services as directors for 2017 as follows:

●	an annual cash retainer of $65,000;

●
an annual equity retainer of $75,000 granted in the form of vested common stock. We transitioned from quarterly payments to an annual payment during 2017. Directors received a quarterly payment in January 2017, and an annual payment in May 2017 for services through April 30, 2018.

●	an annual retainer of $50,000 for the nonexecutive chairperson of the board ($25,000 payable in cash and the remaining $25,000 in an additional grant in the form of vested common stock);

●
an annual cash retainer for each committee chairperson as follows: Audit Committee, $15,000; Compensation Committee, $12,000; Nominating and Corporate Governance Committee, $12,000; and Investment Committee, $15,000; and

●
an annual cash retainer for serving on a committee as follows: Audit Committee, $7,500; Compensation Committee, $6,000; Nominating and Corporate Governance Committee, $6,000; and Investment Committee, $7,500.

In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.
Stock Ownership Guidelines
The Board has established stock ownership guidelines for nonemployee directors, as set forth in our Corporate Governance Guidelines. Each nonemployee director is required to acquire and hold shares of our stock having an initial investment value equal to three times the annual cash retainer. For directors in office as of September 1, 2013, the initial investment value is set at $195,000 (three times the annual cash retainer of $65,000 effective on that date). For directors who join the Board after such date, the initial investment value is equal to three times the annual cash retainer in effect on the date they join the Board. Unvested shares of restricted stock and stock units count toward a nonemployee director's ownership requirement, but stock options are not included.

Nonemployee directors are required to achieve the initial investment value five years after the establishment of the stock ownership guidelines or the nonemployee director's appointment to the Board, whichever is later. Upon a director satisfying the initial investment requirement, the number of shares required to be held by the director to satisfy the ownership requirement is fixed and the director should maintain ownership of at least that number of shares for so long as such director continues to serve on the Board.
Until the investment requirement is achieved, the director is required to retain "net gain shares" resulting from the issuance of common stock, exercise of stock options, the vesting of restricted stock, or the settlement of restricted stock units granted under the Company's equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the issuance, exercise, vesting, or settlement event.
2017 Director Compensation Table
The following table sets forth information concerning the 2017 compensation of our nonemployee directors that served during any part of 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carmen Bowser	78,500	100,348	178,848
Charles R. Brown	80,000	100,348	180,348
Richard W. Carpenter	86,000	100,348	186,348
John L. Dixon	97,500	133,797	231,297
David B. Henry	81,500	100,348	181,848
Murray J. McCabe	84,500	100,348	184,848
Constance B. Moore	25,435	36,820	62,255
Michael S. Robb	78,500	100,348	178,848
George W. Sands	86,000	100,348	186,348
Thomas G. Wattles	80,000	100,348	180,348

(1)	Ms. Moore joined our Board effective November 10, 2017 and received two cash payments during 2017; all other directors received four quarterly payments.

(2)
On January 3, 2017 and May 2, 2017, we granted 887 and 3,598 shares of common stock, respectively, to each of our nonemployee directors. The May 2 grant represents a transition for quarterly payments to an annual payment through April 30, 2018. The number of shares for each grant was determined by dividing $18,750 and $81,250, (representing the quarterly and annual payment amounts of the equity retainer, respectively) by $21.121 and $22.59, respectively (the average closing prices of the common stock of the 10 trading days prior to the grant date) under the 2013 Amended and Restated Long-Term Incentive Plan. Ms. Moore received a grant through April 30, 2018 on November 27, 2017. We granted 1,596 shares, based on a pro-rata payment of $35,342 divided by an average stock price of $22.145.

RELATED PARTY TRANSACTIONS
Our Audit Committee is responsible for reviewing and approving all related party transactions requiring disclosure under SEC rules, meaning any transaction, arrangement, or relationship in which:

●	the amount involved may be expected to exceed $120,000 in any fiscal year,

●	we will be a participant, and

●	a related person has a direct or indirect material interest.
A related person is an executive officer, director, or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. Approval of a related party transaction requires a majority of the Audit Committee to find the transaction is fair and reasonable to us.

In addition, our Code of Business Conduct and Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Business Conduct and Ethics, our officers and directors are required to promptly bring potential conflicts of interest to the attention of the chairman of our Audit Committee.
We did not have any related party transactions in 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent registered public accounting firms devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee's role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firms. In this context, the Audit Committee reviewed the 2017 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which includes, among other items, matters related to the overall scope and conduct of the audit of 2017 financial statements. The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm's independence from us.
The Audit Committee meets periodically with the internal auditor and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls as required under Section 404 of Sarbanes-Oxley, and the overall quality of our financial reporting. Management, the internal auditor, and Deloitte & Touche LLP also made presentations to the Audit Committee throughout the year on specific topics of interest, including our enterprise risk assessment process, information technology systems and controls, income tax strategy and risks, assessment of the impact of new accounting guidance, ethics and compliance programs, risk management initiatives, and controls for various acquisitions.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the 2017 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

February 7, 2018	The Audit Committee of the Board of Directors:

George W. Sands (Chairman)
Carmen M. Bowser
Charles R. Brown
Thomas G. Wattles

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF THE
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Our Audit Committee appointed Deloitte & Touche LLP ("Deloitte") to audit our consolidated financial statements for the year ended December 31, 2017, and to prepare a report on the audit. Our Audit Committee anticipates appointing Deloitte to audit our consolidated financial statements for the year ending December 31, 2018, and to prepare a report on the audit.
We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2018. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte will be present at the annual meeting and available to respond to appropriate questions by stockholders.
For more information about the aggregate fees billed to us by Deloitte for professional accounting services and the Audit Committee's preapproval policies, see "Independent Registered Public Accountants," and for the Report of the Audit Committee, see "Report of the Audit Committee" herein.
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of the independent registered public accountants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
During the year ended December 31, 2017 and 2016, Deloitte & Touche LLP served as our independent registered public accounting firm and provided certain domestic and international tax and other services. Deloitte has served as our independent registered public accounting firm since 2008.
Our Audit Committee has appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2017, and to prepare a report on the audit. Our Audit Committee anticipates appointing Deloitte to audit our consolidated financial statements for the year ending December 31, 2018, and to prepare a report on the audit, and we are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2018. See "PROPOSAL 3 - Ratification of the Appointment of the Registered Independent Public Accounting Firm" herein.
The Audit Committee reviewed the audit and nonaudit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte as our independent registered public accounting firm.
The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our independent registered public accounting firm for the years ended December 31, 2017 and 2016, are set forth in the table below.

	2017	2016
Audit fees	$1,151,675	$987,425
Audit-related fees	16,000	—
Tax fees	353,049	207,049
All other fees	—	—
Total fees	$1,520,724	$1,194,474
For purposes of the preceding table, the independent registered public accounting firm fees are classified as follows:

●
Audit Fees. These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our financial statements included in our registration statements, as amended, and for the audit of our unconsolidated joint venture. Audit fees are presented for the period to which the audit work relates.

●
Audit-Related Fees. These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

●
Tax Fees. These are fees for all professional services performed by professional staff in our independent auditor's tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state, and local issues and similar services for our unconsolidated joint venture. Services also may include assistance with federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.

●	All Other Fees. These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.
Preapproval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent registered public accounting firm, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors' independence. Unless a type of service to be provided by the independent registered public accounting firm has received "general" preapproval, it will require "specific" preapproval by the Audit Committee.
All requests or applications for services to be provided by the independent registered public accounting firm which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.
Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence.

Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent registered public accounting firm. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the year ended December 31, 2017, were preapproved in accordance with the policies and procedures described above.

OTHER INFORMATION FOR STOCKHOLDERS
Section 16(a) Beneficial Ownership
Reporting Compliance
Under federal securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to disclose when these reports were not filed when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2017.
Stockholder Proposals
Rule 14a-8 Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2019 annual meeting must be received by our Corporate Secretary at our executive offices no later than November 30, 2018.

Stockholder Proposal of Business or Nomination of Directors Outside of Rule 14a-8
Stockholder proposals or nominations for director to be brought before our 2019 annual meeting other than in accordance with Rule 14a-8 must satisfy the requirements of Article II, Section 2.12 of our Bylaws. To be timely, written notice of such proposal must be delivered to the Corporate Secretary no earlier than 150 days and no later than 120 days before the first anniversary of the date of the preceding year's proxy statement, or between October 31, 2018 and November 30, 2018. If there is a delay or advancement of the annual meeting by more than 30 days compared to the prior year, the notice deadline is no earlier than 150 days and no later than the later of 120 days before the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. The notice of the proposal or nomination must address the specific information set forth in our Bylaws.
Contact Information
Stockholder proposals or nominations should be sent to Corporate Secretary, Columbia Property Trust, Inc., 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The 2018 Annual Meeting of Stockholders, or the annual meeting, will be held on Monday, May 14, 2018, at the Conrad New York, 102 North End Avenue, New York, New York 10281, beginning at 1:30 p.m. Eastern Time. The proxy is solicited by our Board of Directors. We anticipate that a Notice of Internet Availability of Proxy Materials or a printed set of proxy materials will first be mailed to our stockholders on or about March 30, 2018. This proxy statement contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented general information about the annual meeting in a question-and-answer format below.
Why is this proxy statement being made available?
Our Board of Directors has made this proxy statement available to you because you own shares of our common stock, and our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues in accordance with the rules of the SEC and is designed to assist you in voting.
What is a proxy?
A proxy is a person who votes the shares of stock of another person who cannot attend a meeting in person. The term "proxy" also refers to the proxy card. When you vote by Internet, telephone, or by returning a proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are E. Nelson Mills, James A. Fleming, or Wendy W. Gill, each of whom are our officers. They will vote your shares of common stock as you instruct.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2017 Annual Report to Stockholders over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the Internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
Who is entitled to vote?
Anyone who owned our common stock at the close of business on March 6, 2018, the record date, is entitled to vote at the annual meeting. Every stockholder is entitled to one vote for each share of common stock held.
How many shares of common stock were outstanding as of the record date?
As of March 6, 2018, there were 118,702,443 shares of our common stock issued and outstanding.
What am I voting on?
You are being asked to vote on the following:

●	to elect the ten directors nominated by the Board of Directors and listed in this proxy statement for one-year terms;

●	to approve, on an advisory basis, the executive compensation of the Named Executive Officers as disclosed in this proxy statement, sometimes referred to as a "say on pay"; and

●	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.
No cumulative voting rights are authorized, and dissenters' rights are not applicable to the matters being voted upon.
How does the Board recommend that I vote?
The Board recommends that stockholders vote:

●	FOR the election of the ten directors nominated by the Board of Directors and named in this proxy statement for one year terms;

●	FOR the approval, on an advisory basis, of the executive compensation of the Named Executive Officers as disclosed in this proxy statement; and

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

How may I vote for each proposal?
For "Proposal 1 - Election of Directors," you may vote for all nominees, withhold from all nominees, or withhold from individual nominees.
For "Proposal 2 - Advisory Approval of Executive Compensation," you may vote for or against the proposal, or you may abstain from voting on the proposal.
For "Proposal 3 - Ratification of the Appointment of the Independent Registered Public Accounting Firm," you may vote for or against the proposal, or you may abstain from voting on the proposal.
What are the voting requirements to elect the Board of Directors?
"Proposal 1 - Election of Directors" requires a plurality of the votes cast to elect directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Abstentions, "withhold" votes, and broker non-votes will have no effect on the outcome of the election, but they will count toward the establishment of a quorum.
In order to enhance your ability to influence the composition of the Board of Directors in an uncontested election such as this, we have adopted a policy as part of our Corporate Governance Guidelines requiring each of the nominees to offer to resign should he receive fewer "for" votes than "withhold" votes. If a director must offer to resign because of "withhold" vote totals, the Nominating and Corporate Governance Committee must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Nominating and Corporate Governance Committee accepts the offer, then the resignation will be effective upon acceptance. If the Nominating and Corporate Governance Committee rejects the offer, it must publicly disclose its reasons for doing so.
What happens if a director nominee is unable to stand for election?
The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee designated by the Board of Directors. Proxies cannot be voted for more than ten director nominees at the annual meeting.
What are the voting requirements to approve the other proposals?
"Proposal 2 - Advisory Approval of Executive Compensation" requires the affirmative vote of the holders of at least a majority of the votes cast thereon to pass. Abstentions and broker non-votes will not have an effect on the vote, but they will count toward the establishment of a quorum.

"Proposal 3 - Ratification of the Appointment of the Independent Registered Public Accounting Firm" requires the affirmative vote of the holders of at least a majority of the votes cast thereon to pass. Abstentions and broker non-votes will not have an effect on the vote, but they will count toward the establishment of a quorum.
How will voting on any other business be conducted?
Although we do not know of any business to be considered at the annual meeting other than the items identified in the notice of annual meeting, if any other business is properly presented at the annual meeting, your proxy gives authority to each of E. Nelson Mills, our Chief Executive Officer and President; James A. Fleming, our Executive Vice President and Chief Financial Officer; and Wendy W. Gill, our Senior Vice President - Corporate Operations and Chief Accounting Officer, to vote on such matters in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.

How do I vote?
If you are a stockholder of record, meaning that your shares are registered in your name, you have four voting options. You may vote:

●	by proxy over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card (if you received a proxy card);

●	by proxy by telephone through the number noted in the proxy card (if you received a proxy card);

●	by proxy by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

●	by attending the annual meeting and voting in person.
Whether or not you plan to attend the meeting and vote in person, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting.
If you have Internet access, we encourage you to vote via the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.

If your shares are held in "street name" through a broker, bank, or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank, or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.
What if I return my proxy card but do not provide voting instructions?
If you return a signed proxy card but do not provide voting instructions, your shares will be voted as follows:

●	FOR the election of the ten directors nominated by the Board of Directors and named in this proxy statement for one-year terms;

●	FOR the approval, on an advisory basis, of the executive compensation of the Named Executive Officers as disclosed in this proxy statement; and

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.
What if I change my mind after I vote my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

●	voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on May 13, 2018;

●	signing and returning another proxy card with a later date, provided we receive the second proxy card before the annual meeting date; or

●	voting in person at the annual meeting.
Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.
Can all stockholders vote in person at the annual meeting?
We will provide written ballots to anyone who wants to vote at the annual meeting.

●	If you hold your shares directly in your name, we will be able to verify your name on our stockholder register.

●
If you hold your shares in "street name" through a broker, bank, or other nominee, you must bring with you a legal proxy from your broker, bank, or other nominee authorizing you to vote such shares in order to vote in person at the annual meeting. Please note that, if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the annual meeting and vote in person or appoint another proxy to vote on your behalf.
Will my shares be voted if I do not vote over the Internet, vote by telephone, sign and return my proxy card, or vote in person at the annual meeting?
If you are a stockholder of record, meaning that your shares are registered in your name, and you do not vote over the Internet, by telephone, by signing and returning your proxy card, or by voting in person at the annual meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this proxy statement.
If your shares are held in "street name" through a broker, bank, or other nominee and you do not vote your shares, your broker, bank, or other nominee may vote your shares on your behalf under certain circumstances.

●
On "routine" matters, including the ratification of the appointment of the independent registered public accounting firm described in this proxy statement, brokerage firms have authority under NYSE rules to vote their customers' shares if their customers do not provide voting instructions. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted for or against the routine matter.

●
On "nonroutine" matters, including the election of directors and the "say on pay" advisory vote described in this proxy statement, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. Accordingly, it is particularly important that you provide voting instructions to your brokerage firm, so that your shares may be voted with respect to these items.

●
When a brokerage firm does not have the authority to vote its customers' shares or does not exercise its authority, these are referred to as "broker non-votes." Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote of any of the proposals to be voted upon at the annual meeting.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.

How many votes do you need to hold the annual meeting?
In order for us to conduct the annual meeting, we must have a quorum. A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. Your shares will be counted as present at the annual meeting if you:

●	vote over the Internet or by telephone;

●	properly submit a proxy card (even if you do not provide voting instructions); or

●	attend the annual meeting and vote in person.

Will my vote make a difference?
Yes. Because we are a widely held REIT with more than 53,000 stockholders of record, your vote is VERY IMPORTANT. Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Who pays the cost of this proxy solicitation?
We will pay all the costs of soliciting these proxies. We have contracted Broadridge Financial Solutions ("Broadridge") to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay Broadridge fees of approximately $5,000 to solicit proxies, plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials; dissemination of brokers' search cards; distribution of proxy materials; operating online and telephone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees may also solicit proxies, but they will not be specifically compensated for these services.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing this proxy solicitation material, employees of Broadridge, our employees, and our officers also may solicit proxies in person, via the Internet, by telephone, or by any other electronic means of communication or by other means of communication we deem appropriate.
If I share my residence with another stockholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?
In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," reduces the volume of duplicate information received at your household and helps us reduce costs.
Each stockholder subject to householding that receives printed proxy materials will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Columbia Property Trust Investor Relations, c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or call 1-855-347-0042. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
What if I consent to have one set of materials mailed now but change my mind later?
You may withdraw your householding consent at any time by contacting our Investor Relations department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Investor Relations department at the address and telephone number provided above.
If I plan to attend the annual meeting in person, should I notify anyone?
While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you indicate your plans to attend the annual meeting when you vote by Internet or telephone or mark the appropriate box on the proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

How can I obtain a copy of the proxy materials for the annual meeting?
You may access, read, and print copies of the proxy materials for this year's annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following web address:
http://www.columbia.reit/proxy
We file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the website maintained by the SEC at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to: Corporate Secretary, 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.

Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K filed with the SEC within four business days of the annual meeting.

COLUMBIA PROPERTY TRUST, INC. 1170 PEACHTREE STREET NE, SUITE 600 ATLANTA, GEORGIA 30309
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Columbia Property Trust, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Property Trust, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COLUMBIA PROPERTY TRUST, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark For All Except and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.
Vote on Directors					☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01)	Carmen M. Bowser	06)	E. Nelson Mills
	02)	Richard W. Carpenter	07)	Constance B. Moore
	03)	John L. Dixon	08)	Michael S. Robb
	04)	David B. Henry	09)	George W. Sands
	05)	Murray J. McCabe	10)	Thomas G. Wattles
Vote on Proposals									For	Against	Abstain
2.	To approve, on an advisory basis, executive officer compensation, sometimes referred to as a "say on pay."								☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2018.								☐	☐	☐
4.	To consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3. The proxies are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐
Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2018
The stockholders hereby appoint E. Nelson Mills, James A. Fleming and Wendy W. Gill, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Columbia Property Trust, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 P.M., Eastern Time on May 14, 2018, at The Conrad New York, 102 North End Avenue, New York, New York 10281, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE